Exhibit 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) of the Securities Exchange Act of 1934. Under the supervision and with the participation of the principal executive and financial officers of the Company, an evaluation of the effectiveness of internal control over financial reporting was conducted based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations (“the COSO Framework”) of the Treadway Commission. Based on the evaluation performed under the COSO Framework as of December 31, 2010, management has concluded that the Company’s internal control over financial reporting is effective.
PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Visteon Corporation
In our opinion, the accompanying consolidated balance sheet as of December 31, 2010 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the three months ended December 31, 2010 present fairly, in all material respects, the financial position of Visteon Corporation and its subsidiaries (Successor Company) at December 31, 2010, and the results of their operations and their cash flows for the three months ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 (a) (2) for the period from October 1, 2010 through December 31, 2010 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, Visteon Corporation and certain of its U.S. subsidiaries (the “Debtors”) voluntarily filed a petition on May 28, 2009 with the United States Bankruptcy Court for the District of Delaware for reorganization under Chapter 11 of the Bankruptcy Code. The Company’s Fifth Amended Joint Plan of Reorganization (the “Plan”) was confirmed on August 31, 2010. Confirmation of the Plan resulted in the discharge of certain claims against the Debtors that arose before May 28, 2009 and substantially alters rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on October 1, 2010 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting on October 1, 2010.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 23, as to which the date is August 4, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Visteon Corporation
In our opinion, the accompanying consolidated balance sheet as of December 31, 2009 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the nine months ended October 1, 2010 and for each of the two years in the period ended December 31, 2009 present fairly, in all material respects, the financial position of Visteon Corporation and its subsidiaries (Predecessor Company) at December 31, 2009, and the results of their operations and their cash flows for the nine months ended October 1, 2010 and for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 (a) (2) for the nine months ended October 1, 2010 and for each of the two years in the period ended December 31, 2009 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule. Our responsibility is to express an opinion on these financial statements and on the financial statement schedule based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests in 2009.
As discussed in Note 1 to the consolidated financial statements, Visteon Corporation and certain of its U.S. subsidiaries voluntarily filed a petition on May 28, 2009 with the United States Bankruptcy Court for the District of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Fifth Amended Joint Plan of Reorganization (the “Plan”) was confirmed on August 31, 2010. The Plan was substantially consummated on October 1, 2010 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
March 9, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 23, as to which the date is August 4, 2011

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Three Months Ended	Nine Months Ended	Year Ended
	December 31	October 1	December 31
	2010	2010	2009	2008
	(Dollars in Millions, Except Per Share Amounts)
Net sales
Products	$1,886	$5,437	$6,420	$9,077
Services	1	142	265	467

	1,887	5,579	6,685	9,544

Cost of sales
Products	1,642	4,874	5,827	8,621
Services	1	140	261	464

	1,643	5,014	6,088	9,085

Gross margin	244	565	597	459
Selling, general and administrative expenses	124	271	331	553
Restructuring expenses	28	20	84	147
Reorganization items, net	—	(933)	60	—
Asset impairments and other (gains) and losses	(1)	25	(11)	275
Reimbursement from escrow account	—	—	62	113
Deconsolidation gain	—	—	(95)	—

Operating income (loss)	93	1,182	290	(403)
Interest expense	16	170	117	215
Interest income	6	10	11	46
Equity in net income of non-consolidated affiliates	41	105	80	41

Income (loss) before income taxes	124	1,127	264	(531)

Provision for income taxes	19	131	80	116

Net income (loss)	105	996	184	(647)

Net income attributable to noncontrolling interests	19	56	56	34

Net income (loss) attributable to Visteon Corporation	$86	$940	$128	$(681)

Earnings (loss) per share:
Basic earnings (loss) attributable to Visteon Corporation	$1.71	$7.21	$0.98	$(5.26)
Diluted earnings (loss) attributable to Visteon Corporation	$1.66	$7.21	$0.98	$(5.26)
See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
ASSETS
Cash and equivalents	$905	$962
Restricted cash	74	133
Accounts receivable, net	1,101	1,055
Inventories, net	364	319
Other current assets	258	236

Total current assets	2,702	2,705

Property and equipment, net	1,582	1,936
Equity in net assets of non-consolidated affiliates	439	294
Intangible assets, net	396	—
Other non-current assets	89	84

Total assets	$5,208	$5,019

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Short-term debt, including current portion of long-term debt	$78	$225
Accounts payable	1,211	977
Accrued employee liabilities	196	161
Other current liabilities	357	302

Total current liabilities	1,842	1,665

Long-term debt	483	6
Employee benefits	522	568
Deferred tax liabilities	190	159
Other non-current liabilities	221	257
Liabilities subject to compromise	—	2,819

Shareholders’ equity (deficit)
Preferred stock (par value $0.01, 50 million shares authorized, none outstanding at December 31, 2010)	—	—
Common stock (par value $0.01, 250 million shares authorized, 51 million shares issued and outstanding at December 31, 2010)	1	—
Stock warrants	29	—
Predecessor preferred stock (par value $1.00, 50 million shares authorized, none outstanding at December 31, 2009)	—	—
Predecessor common stock (par value $1.00, 500 million shares authorized, 131 million shares issued and 130 million shares outstanding at December 31, 2009)	—	131
Predecessor stock warrants	—	127
Additional paid-in capital	1,099	3,407
Retained earnings (accumulated deficit)	86	(4,576)
Accumulated other comprehensive income	50	142
Treasury stock	(5)	(3)

Total Visteon Corporation shareholders’ equity (deficit)	1,260	(772)
Noncontrolling interests	690	317

Total shareholders’ equity (deficit)	1,950	(455)

Total liabilities and shareholders’ equity (deficit)	$5,208	$5,019

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Three Months Ended	Nine Months Ended	Year Ended
	December 31	October 1	December 31
	2010	2010	2009	2008
	(Dollars in Millions)
Operating Activities
Net income (loss)	$105	$996	$184	$(647)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	73	207	352	416
Pension and OPEB, net	(146)	(41)	(215)	(72)
Deconsolidation gain	—	—	(95)	—
Asset impairments and other (gains) and losses	(1)	25	(11)	275
Equity in net income of non-consolidated affiliates, net of dividends remitted	(41)	(92)	(38)	5
Reorganization items	—	(933)	60	—
Other non-cash items	45	40	8	11
Changes in assets and liabilities:
Accounts receivable	(53)	(79)	(127)	509
Inventories	5	(75)	33	44
Accounts payable	174	55	79	(504)
Income taxes deferred and payable, net	—	12	47	30
Other assets and other liabilities	(7)	(95)	(136)	(183)

Net cash provided from (used by) operating activities	154	20	141	(116)

Investing Activities
Capital expenditures	(92)	(117)	(151)	(294)
Investments in joint ventures	—	(3)	(30)	(1)
Proceeds from divestitures and asset sales	16	45	69	83
Cash associated with deconsolidation and other	—	—	(11)	4

Net cash used by investing activities	(76)	(75)	(123)	(208)

Financing Activities
Short-term debt, net	6	(9)	(19)	28
Cash restriction, net	16	43	(133)	—
Proceeds from (payments on) DIP facility, net of issuance costs	—	(75)	71	—
Proceeds from rights offering, net of issuance costs	—	1,190	—	—
Proceeds from issuance of debt, net of issuance costs	—	481	57	260
Principal payments on debt	(61)	(1,651)	(173)	(88)
Repurchase of unsecured debt securities	—	—	—	(337)
Other	(1)	(21)	(62)	(56)

Net cash used by financing activities	(40)	(42)	(259)	(193)

Effect of exchange rate changes on cash	1	1	23	(61)

Net increase (decrease) in cash and equivalents	39	(96)	(218)	(578)

Cash and equivalents at beginning of period	866	962	1,180	1,758

Cash and equivalents at end of period	$905	$866	$962	$1,180

Supplemental Disclosures:
Cash paid for interest	$5	$179	$126	$226
Cash paid for income taxes, net of refunds	$20	$83	$77	$86
See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

				Retained	Accumulated
			Additional	Earnings	Other
	Common	Stock	Paid-In	(Accumulated	Comprehensive	Treasury
	Stock	Warrants	Capital	Deficit)	Income (Loss)	Stock	NCI	Total
	(Dollars in Millions)
Balance at January 1, 2008 — Predecessor	$131	$127	$3,406	$(4,016)	$275	$(13)	$293	$203
Net (loss)/income	—	—	—	(681)	—	—	34	(647)
Foreign currency translation	—	—	—	—	(89)	—	(49)	(138)
Benefit plans	—	—	—	—	(29)	—	—	(29)
Other	—	—	—	—	—	—	3	3

Comprehensive loss	—	—	—	(681)	(118)	—	(12)	(811)
Stock-based compensation, net	—	—	(1)	(7)	—	11	—	3
Cash dividends	—	—	—	—	—	—	(17)	(17)
Other	—	—	—	—	—	(1)	—	(1)

Balance at December 31, 2008 — Predecessor	$131	$127	$3,405	$(4,704)	$157	$(3)	$264	$(623)
Net income	—	—	—	128	—	—	56	184
Foreign currency translation	—	—	—	—	(119)	—	11	(108)
Benefit plans	—	—	—	—	92	—	—	92
Other	—	—	—	—	12	—	(2)	10

Comprehensive income (loss)	—	—	—	128	(15)	—	65	178
Stock-based compensation, net	—	—	2	—	—	—	—	2
Cash dividends	—	—	—	—	—	—	(12)	(12)

Balance at December 31, 2009 — Predecessor	$131	$127	$3,407	$(4,576)	$142	$(3)	$317	$(455)
Net income	—	—	—	940	—	—	56	996
Foreign currency translation	—	—	—	—	14	—	6	20
Benefit plans	—	—	—	—	(232)	—	—	(232)
Other	—	—	—	—	2	—	3	5

Comprehensive income (loss)	—	—	—	940	(216)	—	65	789
Stock-based compensation, net	—	—	1	—	—	—	—	1
Cash dividends	—	—	—	—	—	—	(23)	(23)
Reorganization and fresh-start related adjustments	(130)	(86)	(2,345)	3,636	74	3	308	1,460

Balance at October 1, 2010 — Successor	$1	$41	$1,063	$—	$—	$—	$667	$1,772
Net income	—	—	—	86	—	—	19	105
Foreign currency translation	—	—	—	—	1	—	2	3
Benefit plans	—	—	—	—	51	—	—	51
Other	—	—	—	—	(2)	—	1	(1)

Comprehensive income	—	—	—	86	50	—	22	158
Stock-based compensation, net	—	—	21	—	—	(5)	—	16
Warrant exercises	—	(12)	15	—	—	—	—	3
Other	—	—	—	—	—	—	1	1

Balance at December 31, 2010 — Successor	$1	$29	$1,099	$86	$50	$(5)	$690	$1,950

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. Description of Business
Visteon Corporation (the “Company” or “Visteon”) is a leading global supplier of automotive systems, modules and components to global automotive original equipment manufacturers (“OEMs”). The Company’s operations are organized by global product lines including Climate, Electronics, Interiors and Lighting and are conducted through a network of manufacturing operations, technical centers and joint ventures in every major geographic region of the world.
Reorganization under Chapter 11 of the U.S. Bankruptcy Code
On May 28, 2009, Visteon and certain of its U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) in response to sudden and severe declines in global automotive production during the latter part of 2008 and early 2009 and the resulting adverse impact on the Company’s cash flows and liquidity. On August 31, 2010 (the “Confirmation Date”), the Court entered an order (the “Confirmation Order”) confirming the Debtors’ joint plan of reorganization (as amended and supplemented, the “Plan”), which was comprised of two mutually exclusive sub plans, the Rights Offering Sub-Plan and the Claims Conversion Sub-Plan. On October 1, 2010 (the “Effective Date”), all conditions precedent to the effectiveness of the Rights Offering Sub-Plan and related documents were satisfied or waived and the Company emerged from bankruptcy. Prior to the Effective Date, the Debtors operated their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Company’s other subsidiaries, primarily non-U.S. subsidiaries, were excluded from the Chapter 11 Proceedings and continued to operate their businesses without supervision from the Court and were not subject to the requirements of the Bankruptcy Code.
Additional details regarding the status of the Company’s Chapter 11 Proceedings are included herein under Note 4, “Voluntary Reorganization under Chapter 11 of the United States Bankruptcy Code.”
Visteon UK Limited Administration
On March 31, 2009, in accordance with the provisions of the United Kingdom Insolvency Act of 1986 and pursuant to a resolution of the board of directors of Visteon UK Limited, a company organized under the laws of England and Wales (the “UK Debtor”) and an indirect, wholly-owned subsidiary of the Company, representatives from KPMG (the “Administrators”) were appointed as administrators in respect of the UK Debtor (the “UK Administration”). The UK Administration was initiated in response to continuing operating losses of the UK Debtor and mounting labor costs and their related demand on the Company’s cash flows, and does not include the Company or any of the Company’s other subsidiaries. The effect of the UK Debtor’s entry into administration was to place the management, affairs, business and property of the UK Debtor under the direct control of the Administrators. Since their appointment, the Administrators have wound down the business of the UK Debtor and closed its operations in Enfield, UK, Basildon, UK and Belfast, UK, and made the employees redundant. The Administrators are in the process of reconciling claims and pursuing recoveries on behalf of the UK Debtor.
As of March 31, 2009, total assets of $64 million, total liabilities of $132 million and related amounts deferred as “Accumulated other comprehensive income” of $84 million, were deconsolidated from the Company’s balance sheet resulting in a deconsolidation gain of $152 million. The Company also recorded $57 million for contingent liabilities related to the UK Administration, including $45 million of costs associated with former employees of the UK Debtor, for which the Company was reimbursed from the escrow account on a 100% basis. Additional amounts related to these items or other contingent liabilities for potential claims under the UK Administration, which may result from (i) negotiations; (ii) actions of the Administrators; (iii) resolution of contractual arrangements, including unexpired leases; (iv) assertions by the UK Pensions Regulator; and, (v) material adverse developments; or other events, may be recorded in future periods. No assurance can be provided that the Company will not be subject to future litigation and/or liabilities related to the UK Administration, including assertions by the UK Pensions Regulator. Additional liabilities, if any, will be recorded when they become probable and estimable and could materially affect the Company’s results of operations and financial condition in future periods.

Transactions with Ford Motor Company
On September 29, 2010, the Company entered into a Global Settlement and Release Agreement (the “Release Agreement”) with Ford and Automotive Components Holdings, LLC (“ACH”) conditioned on the effectiveness of the Company’s Plan. The Release Agreement provides, among other things, for: (i) the termination of the Company’s future obligations to reimburse Ford for certain pension and retiree benefit costs; (ii) the resolution of and release of claims and causes of actions against the Company and certain claims, liabilities, or actions against the Company’s non-debtor affiliates; (iii) withdrawal of all proofs of claim, with a face value of approximately $163 million, including a claim for pension and retiree benefit liabilities described above, filed against the Company by Ford and/or ACH and an agreement to not assert any further claims against the estates, other than with respect to preserved claims; (iv) the rejection of all purchase orders under which the Company is not producing component parts and other agreements which would not provide a benefit to the reorganized Company and waiver of any claims against the Company arising out of such rejected agreements; (v) the reimbursement by Ford of up to $29 million to the Company for costs associated with restructuring initiatives in various parts of the world; and (vi) a commitment by Ford and its affiliates to source the Company new and replacement business totaling approximately $600 million in annual sales for vehicle programs launching through 2013.
In exchange for these benefits, the Company assumed all outstanding purchase orders and related agreements under which the Company is currently producing parts for Ford and/or ACH and agreed to continue to produce and deliver component parts to Ford and ACH in accordance with the terms of such purchase orders to ensure Ford continuity of supply. The Company also agreed to release Ford and ACH from any claims, liabilities, or actions that the Company may potentially assert against Ford and/or ACH.
On July 26, 2010, the Company, Visteon Global Technologies, Inc., ACH and Ford entered into an agreement (the “ACH Termination Agreement”) to terminate each of (i) the Master Services Agreement, dated September 30, 2005 (as amended); (ii) the Visteon Salaried Employee Lease Agreement, dated October 1, 2005 (as amended); and, (iii) the Visteon Hourly Employee Lease Agreement, dated October 1, 2005 (as amended). On August 17, 2010, the Court approved the ACH Termination Agreement, pursuant to which Ford released Visteon from certain OPEB obligations related to employees previously leased to ACH resulting in a $9 million gain during the third quarter of 2010.
NOTE 2. Basis of Presentation and Recent Accounting Pronouncements
The consolidated financial statements include the accounts of the Company and all subsidiaries that are more than 50% owned and over which the Company exercises control. Investments in affiliates of greater than 20% and for which the Company does not exercise control are accounted for using the equity method.
The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the continuity of operations, realization of assets and satisfaction of liabilities in the normal course of business. The preparation of the financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported herein. Management believes that such estimates, judgments and assumptions are reasonable and appropriate. However, due to the inherent uncertainty involved, actual results may differ from those provided in the Company’s consolidated financial statements. Certain prior year amounts have been reclassified to conform to current year presentation.
The Company adopted fresh-start accounting upon emergence from the Chapter 11 Proceedings and became a new entity for financial reporting purposes as of the Effective Date. Therefore, the consolidated financial statements for the reporting entity subsequent to the Effective Date (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to the Effective Date (the “Predecessor”). Additional details regarding the adoption of fresh-start accounting are included herein under Note 5, “Fresh-Start Accounting.”
Recent Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance amending fair value disclosures for interim and annual reporting periods beginning after December 15, 2009. This guidance requires disclosures about transfers of financial instruments into and out of Level 1 and 2 designations and disclosures about purchases, sales, issuances and settlements of financial instruments with a Level 3 designation. The Company adopted this guidance with effect from January 1, 2010 without material impact on its consolidated financial statements.

In June 2009, the FASB issued guidance which amends the consolidation provisions that apply to Variable Interest Entities (“VIEs”). This guidance is effective for fiscal years that begin after November 15, 2009. The Company adopted this guidance without material impact on its consolidated financial statements.
In June 2009, the FASB issued guidance which revised the accounting for transfers and servicing of financial assets. This guidance is effective for fiscal years that begin after November 15, 2009. The Company adopted this guidance without material impact on its consolidated financial statements.
Effective January 1, 2009, the Company adopted new FASB guidance on the accounting and reporting for business combination transactions and noncontrolling interests. In adopting the new FASB guidance on noncontrolling interests, the Company adjusted its previously reported Net loss on the consolidated statement of operations for the year ended December 31, 2008 to include net income attributable to noncontrolling interests (previously Minority interests in consolidated subsidiaries).
NOTE 3. Significant Accounting Policies
Revenue Recognition: The Company records revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured. The Company ships product and records revenue pursuant to commercial agreements with its customers generally in the form of an approved purchase order, including the effects of contractual customer price productivity. The Company does negotiate discrete price changes with its customers, which are generally the result of unique commercial issues between the Company and its customers and are generally the subject of specific negotiations between the Company and its customers. The Company records amounts associated with discrete price changes as a reduction to revenue when specific facts and circumstances indicate that a price reduction is probable and the amounts are reasonably estimable. The Company records amounts associated with discrete price changes as an increase to revenue upon execution of a legally enforceable contractual agreement and when collectibility is reasonably assured.
Services revenues are recognized as services are rendered and associated costs of providing such services are recorded as incurred. Services revenues and related costs included approximately $30 million in both 2009 and 2008 of contractual reimbursement from Ford under the Amended Reimbursement Agreement for costs associated with the separation of ACH leased employees no longer required to provide such services.
Foreign Currency: Assets and liabilities of the Company’s non-U.S. businesses are translated into U.S. Dollars at end-of-period exchange rates and the related translation adjustments are reported in the consolidated balance sheets under the classification of “Accumulated other comprehensive income (loss).” The effects of remeasurement of assets and liabilities of the Company’s non-U.S. businesses that use the U.S. Dollar as their functional currency are included in the consolidated statements of operations as transaction gains and losses. Income and expense elements of the Company’s non-U.S. businesses are translated into U.S. Dollars at average-period exchange rates and are reflected in the consolidated statements of operations as part of sales, costs and expenses. Additionally, gains and losses resulting from transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations as transaction gains and losses. Transaction losses of $2 million and $4 million for the nine months ended October 1, 2010 and the year ended December 31, 2009 and gains of $14 million in 2008 resulted from the remeasurement of certain deferred foreign tax liabilities and are included within income taxes. Net transaction gains and losses increased net income by less than $1 million in the three months ended December 31, 2010 and $12 million in the nine months ended October 1, 2010. Net transaction gains and losses decreased net income by $18 million in 2009 and increased net loss by $3 million in 2008.
Restructuring: The Company defines restructuring expense to include costs directly associated with exit or disposal activities as defined in GAAP. Such costs include employee severance, special termination benefits, pension and other postretirement benefit plan curtailments and/or settlements, contract termination fees and penalties, and other exit or disposal costs. In general, the Company records employee-related exit and disposal costs when such costs are probable and estimable, with the exception of one-time termination benefits and employee retention costs, which are recorded when earned. Contract termination fees and penalties and other exit and disposal costs are generally recorded when incurred.
Environmental Costs: Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments and are regularly evaluated. The liabilities are recorded in other current liabilities and other non-current liabilities in the Company’s consolidated balance sheets.
Other Costs: Advertising and sales promotion costs, repair and maintenance costs, research and development costs, and pre-production operating costs are expensed as incurred. Research and development expenses include salary and related employee benefits, contractor fees, information technology, occupancy, telecommunications and depreciation. Advertising costs were less than $1 million in the three months ended December 31, 2010, $1 million in the nine months ended October 1, 2010, $1 million in 2009 and $2 million in 2008. Research and development costs were $89 million in the three months ended December 31, 2010, $264 million in the nine months ended October 1, 2010, $328 million in 2009 and $434 million in 2008. Shipping and handling costs are recorded in the Company’s consolidated statements of operations as “Cost of sales.”
Cash and Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits, commercial paper, repurchase agreements and money market funds to be cash equivalents.
Restricted Cash: Restricted cash represents amounts designated for uses other than current operations and includes $55 million related to escrowed pre-emergence professional fees, $15 million related to the Letter of Credit Reimbursement and Security Agreement, and $4 million related to cash collateral for other corporate purposes at December 31, 2010.
Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are stated at historical value, which approximates fair value. The Company does not generally require collateral from its customers. Accounts receivable are reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is determined by considering factors such as length of time accounts are past due, historical experience of write-offs and customer financial condition. If not reserved through specific examination procedures, the Company’s general policy for uncollectible accounts is to reserve based upon the aging categories of accounts receivable. Past due status is based upon the invoice date of the original amounts outstanding. Included in selling, general and administrative (“SG&A”) expenses are recoveries in excess of provisions for estimated uncollectible accounts receivable of $4 million for the three—month Successor period ended December 31, 2010 and provisions for estimated uncollectible accounts receivable of $3 million, $5 million and $1 million for the nine-month Predecessor period ended October 1, 2010 and years ended December 31, 2009 and 2008, respectively. No reserve for doubtful accounts was recorded at December 31, 2010 due to the adoption of fresh-start accounting on October 1, 2010 (see Note 5, “Fresh-Start Accounting” for additional details). The allowance for doubtful accounts balance was $23 million at December 31, 2009.
Inventories: Inventories are stated at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or market. Inventories are reduced by an allowance for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage. Inventory reserves were $6 million and $43 million at as of December 31, 2010 and 2009, respectively. Inventory reserves decreased primarily as a result of the adoption of fresh-start accounting on October 1, 2010 (see Note 5, “Fresh-Start Accounting” for additional details).
Product Tooling: Product tooling includes molds, dies and other tools used in production of a specific part or parts of the same basic design. It is generally required that non-reimbursable design and development costs for products to be sold under long-term supply arrangements be expensed as incurred and costs incurred for molds, dies and other tools that will be owned by the Company or its customers and used in producing the products under long-term supply arrangements be capitalized and amortized over the shorter of the expected useful life of the assets or the term of the supply arrangement. Contractually reimbursable design and development costs that would otherwise be expensed are recorded as an asset as incurred. Product tooling owned by the Company is capitalized as property and equipment, and amortized to cost of sales over its estimated economic life, generally not exceeding six years. The net book value of product tooling owned by the Company was $84 million and $78 million as of December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company had receivables of $26 million related to production tools in progress, which will not be owned by the Company and for which there is a contractual agreement for reimbursement from the customer.
Property and Equipment: Property and equipment are stated at cost or fair value for impaired assets. However, as a result of the adoption of fresh-start accounting property and equipment were re-measured and adjusted to estimated fair value as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Depreciation expense is computed principally by the straight-line method over estimated useful lives for financial reporting purposes and by accelerated methods for income tax purposes in certain jurisdictions. See Note 10, “Property and Equipment” for additional details.
Certain costs incurred in the acquisition or development of software for internal use are capitalized. Capitalized software costs are amortized using the straight-line method over estimated useful lives generally ranging from three to eight years. The net book value of capitalized software costs was approximately $15 million and $31 million at December 31, 2010 and 2009, respectively. Related amortization expense was approximately $2 million, $18 million, $27 million and $41 million for the three-month Successor period ended December 31, 2010, nine-month Predecessor period ended October 1, 2010 and years ended December 31, 2009 and 2008, respectively. Amortization expense of approximately $5 million is expected for 2011 and is expected to decrease to $4 million, $4 million and less than $1 million for 2012, 2013 and 2014, respectively.
Asset impairment charges are recorded when events and circumstances indicate that such assets may not be recoverable and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying value of the assets exceeds its fair value. The Company classifies assets and liabilities as held for sale when management approves and commits to a formal plan of sale and it is probable that the sale will be completed. The carrying value of the assets and liabilities held for sale are recorded at the lower of carrying value or fair value less cost to sell, and the recording of depreciation is ceased. For impairment purposes, fair value is determined using appraisals, management estimates or discounted cash flow calculations.
Definite-Lived Intangible Assets: In connection with the adoption of fresh-start accounting identifiable intangible assets were recorded at their estimated fair value as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Definite-lived intangible assets, primarily including developed technology and customer-related assets, are amortized on a straight-line basis over estimated useful lives. Definite-lived intangible assets must be assessed for impairment when events and circumstances indicate that such assets may not be recoverable and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. Under such circumstances, an impairment charge is recorded for the amount by which the carrying value of the intangible asset exceeds its estimated fair value. See Note 12, “Intangible Assets” for additional details.
Indefinite-Lived Intangible Assets: In connection with the adoption of fresh-start accounting identifiable intangible assets were recorded at their estimated fair value as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Indefinite-lived intangible assets are not amortized, but are tested at least annually for impairment by reporting unit. Impairment testing is also required if an event or circumstance indicates that an impairment is more likely than not to have occurred. In testing for impairment the fair value of each reporting unit is compared to its carrying value. If the carrying value exceeds fair value an impairment loss is measured and recognized. See Note 12, “Intangible Assets” for additional details.
Debt Issuance Costs: The costs related to the issuance or modification of long-term debt are deferred and amortized into interest expense over the life of each respective debt issue. Deferred amounts associated with debt extinguished prior to maturity are expensed.
Pensions and Other Postretirement Employee Benefits: Pensions and other postretirement employee benefit costs and related liabilities and assets are dependent upon assumptions used in calculating such amounts. These assumptions include discount rates, expected return on plan assets, health care cost trends, compensation and other factors. In accordance with GAAP, actual results that differ from the assumptions used are accumulated and amortized into expense over future periods.
Product Warranty: The Company accrues for warranty obligations for products sold based on management estimates, with support from its sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.
Product Recall: The Company accrues for product recall claims related to probable financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.

Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred tax assets when it is more likely than not that such assets will not be realized. This assessment requires significant judgment, and must be done on a jurisdiction-by-jurisdiction basis. In determining the need for a valuation allowance, all available positive and negative evidence, including historical and projected financial performance, is considered along with any other pertinent information.
Financial Instruments: The Company uses derivative financial instruments, including forward contracts, swaps and options, to manage exposures to changes in currency exchange rates and interest rates. All derivative financial instruments are classified as “held for purposes other than trading.” The Company’s policy specifically prohibits the use of derivatives for speculative purposes.
Fair Value Measurements: The Company uses fair value measurements in the preparation of its financial statements, which utilize various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk.
NOTE 4. Voluntary Reorganization under Chapter 11 of the United States Bankruptcy Code
The Chapter 11 Proceedings were initiated in response to sudden and severe declines in global automotive production during the latter part of 2008 and early 2009 and the adverse impact on the Company’s cash flows and liquidity. The reorganization cases are being jointly administered as Case No. 09-11786 under the caption “In re Visteon Corporation, et al”. On August 31, 2010, the Court entered the Confirmation Order confirming the Debtors’ Plan and on the Effective Date all conditions precedent to the effectiveness of the Rights Offering Sub-Plan and related documents were satisfied or waived and the Company emerged from bankruptcy.
Plan of Reorganization
A plan of reorganization determines the rights and satisfaction of claims of various creditors and security holders, but the ultimate settlement of certain claims will be subject to the uncertain outcome of litigation, negotiations and Court decisions up to and for a period of time after a plan of reorganization is confirmed. At this time, it is not possible to predict with certainty the effect of the Chapter 11 Proceedings on the Company’s business. The following is a summary of the substantive provisions of the Rights Offering Sub-Plan and related transactions and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan.
•	Cancellation of any shares of Visteon common stock and any options, warrants or rights to purchase shares of Visteon common stock or other equity securities outstanding prior to the Effective Date;

•	Issuance of approximately 45,000,000 shares of Successor common stock to certain investors in a private offering (the “Rights Offering”) exempt from registration under the Securities Act for proceeds of approximately $1.25 billion;

•	Execution of an exit financing facility including $500 million in funded, secured debt and a $200 million asset-based, secured revolver that was undrawn at the Effective Date; and,

•	Application of proceeds from such borrowings and sales of equity along with cash on hand to make settlement distributions contemplated under the Plan, including;
•	cash settlement of the pre-petition seven-year secured term loan claims of approximately $1.5 billion, along with interest of approximately $160 million;

•	cash settlement of the U.S. asset-backed lending facility (“ABL”) and related letters of credit of approximately $128 million

•	establishment of a professional fee escrow account of $68 million; and,

•	cash settlement of other claims and fees of approximately $119 million;
•	Issuance of approximately 2,500,000 shares of Successor common stock to holders of pre-petition notes, including 7% Senior Notes due 2014, 8.25% Senior Notes due 2010, and 12.25% Senior Notes due 2016;

holders of the 12.25% senior notes also received warrants to purchase up to 2,355,000 shares of reorganized Visteon common stock at an exercise price of $9.66 per share;

•	Issuance of approximately 1,000,000 shares of Successor common stock and warrants to purchase up to 1,552,774 shares of Successor common stock at an exercise price of $58.80 per share for Predecessor common stock interests;

•	Issuance of approximately 1,700,000 shares of restricted stock to management under a post-emergence share-based incentive compensation program; and,

•	Reinstatement of certain pre-petition obligations including certain OPEB liabilities and administrative, general and other unsecured claims.
Financial Statement Classification
Financial reporting applicable to a company in chapter 11 of the Bankruptcy Code generally does not change the manner in which financial statements are prepared. However, financial statements for periods including and subsequent to a chapter 11 bankruptcy filing must distinguish between transactions and events that are directly associated with the reorganization proceedings and the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization of the business have been reported separately as Reorganization items, net in the Company’s statement of operations. Additionally, pre-petition liabilities subject to compromise under a plan of reorganization have been reported separately from both pre-petition liabilities that are not subject to compromise and from liabilities arising subsequent to the Petition Date. Liabilities that were expected to be affected by a plan of reorganization were reported at amounts expected to be allowed, even if they may be settled for lesser amounts.
Reorganization items, net included in the consolidated financial statements is comprised of the following:

	Predecessor
	Nine Months	Year Ended
	Ended October 1	December 31
	2010	2009
	(Dollars in Millions)
Gain on settlement of Liabilities subject to compromise	$(956)	$—
Professional fees and other direct costs, net	129	60
Gain on adoption of fresh-start accounting	(106)	—

	$(933)	$60

Cash payments for reorganization expenses	$111	$26
On the Effective Date and in connection with the Plan, the Company recorded a pre-tax gain of approximately $1.1 billion for reorganization related items. This gain included $956 million related to the cancellation of certain pre-petition obligations previously recorded as Liabilities subject to compromise in accordance with terms of the Plan. Additionally, on the Effective Date, the Company became a new entity for financial reporting purposes and adopted fresh-start accounting, which requires, among other things, that all assets and liabilities be recorded at fair value resulting in a gain of $106 million. For additional information regarding fresh-start accounting see Note 5, “Fresh-Start Accounting.”
Liabilities subject to compromise as of December 31, 2009 are set forth below.

December 31
2009
(Dollars in Millions)
Debt	$2,490
Employee liabilities	170
Accounts payable	115
Interest payable	31
Other accrued liabilities	13

$2,819

Substantially all of the Company’s pre-petition debt was in default, including $1.5 billion principal amount under the secured term loans due 2013; $862 million principal amount under various unsecured notes due 2010, 2014 and 2016; and $127 million of other secured and unsecured borrowings. Debt discounts of $8 million, deferred financing costs of $14 million and terminated interest rate swaps of $23 million were included in Liabilities subject to compromise as a valuation adjustment to the related pre-petition debt.
Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise. The Company ceased recording interest expense on outstanding pre-petition debt instruments classified as Liabilities subject to compromise from the May 28, 2009 petition date as such amounts of contractual interest were not being paid and were not determined to be probable of being an allowed claim. Adequate protection amounts pursuant to the cash collateral order of the Court, and as related to the ABL Credit Agreement have been classified as “Interest expense” on the Company’s consolidated statement of operations. Interest expense on a contractual basis would have been $159 million and $226 million for the nine-month period ended October 1, 2010 and the year ended December 31, 2009, respectively.
During the second quarter of 2010, the Company recorded $122 million of prior contractual interest expense related to the seven-year secured term loans because it became probable that the interest would become an allowed claim. Additionally, effective July 1, 2010 the Company commenced recording interest expense at the default rate set forth in the credit agreements associated with the seven-year secured term loans, which amounted to approximately $30 million through the Effective Date on amounts due and owing under the seven-year secured term loans.
NOTE 5. Fresh-Start Accounting
The application of fresh-start accounting results in the allocation of reorganization value to the fair value of assets and is permitted only when the reorganization value of assets immediately prior to confirmation of a plan of reorganization is less than the total of all post-petition liabilities and allowed claims and the holders of voting shares immediately prior to the confirmation of the plan of reorganization receive less than 50% of the voting shares of the emerging entity. The Company adopted fresh-start accounting as of the Effective Date, which represents the date that all material conditions precedent to the Plan were resolved, because holders of existing voting shares immediately before filing and confirmation of the plan received less than 50% of the voting shares of the emerging entity and because its reorganization value is less than post-petition liabilities and allowed claims, as shown below:

October 1, 2010
(Dollars in Millions)
Post-petition liabilities	$2,763
Liabilities subject to compromise	3,121

Total post-petition liabilities and allowed claims	5,884
Reorganization value of assets	(5,141)

Excess post-petition liabilities and allowed claims	$743

Reorganization Value
The Company’s reorganization value includes an estimated enterprise value of approximately $2.4 billion, which represents management’s best estimate of fair value within the range of enterprise values contemplated by the Court of $2.3 billion to $2.5 billion. The range of enterprise values considered by the Court was determined using certain financial analysis methodologies including the comparable companies analysis, the precedent transactions analysis and the discounted cash flow analysis. The application of these methodologies requires certain key judgments and assumptions, including financial projections, the amount of cash available to fund operations and current market conditions.
The comparable companies analysis estimates the value of a company based on a comparison of such company’s financial statistics with the financial statistics of publicly-traded companies with similar characteristics. Criteria for selecting comparable companies for this analysis included, among other relevant characteristics, similar lines of business, geographic presence, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations. The comparable companies analysis established benchmarks for valuation by deriving financial multiples and ratios for the comparable companies, standardized using common metrics of (i) EBITDAP (Earnings Before Interest, Taxes, Depreciation, Amortization and Pension expense) and (ii) EBITDAP minus capital expenditures. EBITDAP based metrics were utilized to ensure that the analysis allowed for valuation comparability between companies which sponsor pensions and those that do not. The calculated range of multiples for the comparable companies was used to estimate a range which was applied to the Company’s projected EBITDAP and projected EBITDAP minus capital expenditures to determine a range of enterprise values. The multiples ranged from 4.6 to 7.8 depending on the comparable company for EBITDAP and from 6.1 to 14.6 for EBITDAP minus capital expenditures. Because the multiples derived excluded pension expense, the analysis further deducted an estimated amount of pension underfunding totaling $455 million from the resulting enterprise value.

The precedent transactions analysis is based on the enterprise values of companies involved in public or private merger and acquisition transactions that have operating and financial characteristics similar to Visteon. Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the merger, acquisition or restructuring transaction. As in a comparable companies valuation analysis, the precedent transactions analysis establishes benchmarks for valuation by deriving financial multiples and ratios, standardized using common variables such as revenue or EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). In performing the precedent transactions analysis an EBITDAP metric was not able to be used due to the unavailability of pension expense information for the transactions analyzed. Therefore, the precedent transactions analysis relied on derived EBITDA multiples, which were then applied to the Company’s operating statistics to determine enterprise value. Different than the comparable companies analysis in that the EBITDA metric is already burdened by pension costs, the precedent transactions analysis did not need to separately deduct pension underfunding in order to calculate enterprise value. The calculated multiples used to estimate a range of enterprise values for the Company, ranged from 4.0 to 7.1 depending on the transaction.
The discounted cash flow analysis estimates the value of a business by calculating the present value of expected future cash flows to be generated by such business. This analysis discounts the expected cash flows by an estimated discount rate. This approach has three components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period of time, (ii) adding the present value of the terminal value of the cash flows and (iii) subtracting the present value of projected pension payments in excess of the terminal year pension expense through 2017, due to the underfunded status of such pension plans. These calculations were performed on unlevered after-tax free cash flows, using an estimated tax rate of 35%, for the period beginning July 1, 2010 through December 31, 2013 (the “Projection Period”), discounted to the assumed effective date of June 30, 2010.
The discounted cash flow analysis was based on financial projections as included in the Fourth Amended Disclosure Statement (the “Financial Projections”) and included assumptions for the weighted average cost of capital (the “Discount Rate”), which was used to calculate the present value of future cash flows and a perpetuity growth rate for the future cash flows, which was used to determine the enterprise value represented by the time period beyond the Projection Period. The Discount Rate was calculated using the capital asset pricing model resulting in Discount Rates ranging from 14% to 16%, which reflects a number of Company and market-specific factors. The perpetuity growth rate was calculated using the perpetuity growth rate method resulting in a perpetuity growth rate for free cash flow of 0% to 2%. Projected pension payments were discounted on a similar basis as the overall discounted cash flow Discount Rate range.
The estimated enterprise value was based upon an equally weighted average of the values resulting from the comparable companies, precedent transactions and discounted cash flow analyses, as discussed above, and was further adjusted for the estimated value of non-consolidated joint ventures and the estimated amounts of available cash (i.e. cash in excess of estimated minimum operating requirements). The value of non-consolidated joint ventures was calculated using a discounted cash flow analysis of the dividends projected to be received from these operations and also includes a terminal value based on the perpetuity growth method, where the dividend is assumed to continue into perpetuity at an assumed growth rate. This discounted cash flow analysis utilized a discount rate based on the cost of equity range of 13% to 21% and a perpetuity growth rate after 2013 of 2% to 4%. Application of this valuation methodology resulted in an estimated value of non-consolidated joint ventures of $195 million, which was incremental to the estimated enterprise value. Projected global cash balances were utilized to determine the estimated amount of available cash of $242 million, which was incremental to the estimated enterprise value. Amounts of cash expected to be used for settlements under the terms of the Plan and the estimated minimum level of cash required for ongoing operations were deducted from total projected cash to arrive at an amount of remaining or available cash. The estimated enterprise value, after adjusting for the estimated fair values of non-debt liabilities, is intended to approximate the reorganization value, or the amount a willing buyer would pay for the assets of the company immediately after restructuring. A reconciliation of the reorganization value is provided in the table below.

Components of Reorganization Value	October 1, 2010
(Dollars in Millions)
Enterprise value	$2,390
Non-debt liabilities	2,751

Reorganization value	$5,141

The value of a business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the prospects of such a business. As a result, the estimates set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. These estimates assume that the Company will continue as the owner and operator of these businesses and related assets and that such businesses and assets will be operated in accordance with the business plan, which is the basis for Financial Projections. The Financial Projections are based on projected market conditions and other estimates and assumptions including, but not limited to, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company’s control. Depending on the actual results of such factors, operations or changes in financial markets, these valuation estimates may differ significantly from that disclosed herein.
The Company’s reorganization value was first allocated to its tangible assets and identifiable intangible assets and the excess of reorganization value over the fair value of tangible and identifiable intangible assets was recorded as goodwill. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss attributable to the predecessor entity were eliminated.
Adjustments recorded to the predecessor entity to give effect to the Plan and to record assets and liabilities at fair value pursuant to the adoption of fresh-start accounting are summarized below (dollars in millions):

	Predecessor	Reorganization		Fair Value		Successor
	10/1/10	Adjustments (a)		Adjustments (b)		10/1/10
Assets
Cash and equivalents	$918	$(52	) (c)	$—		$866
Restricted cash	195	(105	) (d)	—		90
Accounts receivable, net	1,086	(4	) (e)	—		1,082
Inventories, net	395	—		4	(q)	399
Other current assets	283	(11	) (f)	(14	) (r),(aa)	258

Total current assets	2,877	(172)		(10)		2,695
Property and equipment, net	1,812	—		(240	) (s)	1,572
Equity in net assets of non-consolidated affiliates	378	5	(g)	13	(t)	396
Intangible assets, net	6	—		361	(u)	367
Goodwill	—	—		38	(v)	38
Other non-current assets	74	13	(h)	(14	) (w),(aa)	73

Total assets	$5,147	$(154)		$148		$5,141

Liabilities and Stockholders’ Equity (Deficit)
Short-term debt, including current portion of long-term debt	$128	$5	(k)	$—		$133
Account payable	1,043	—		—		1,043
Accrued employee liabilities	196	19	(i)	3	(x)	218
Other current liabilities	326	95	(j)	(58	) (y)	363

Total current liabilities	1,693	119		(55)		1,757
Long-term debt	12	473	(k)	—		485
Employee benefits	632	154	(l)	(63	) (x)	723
Deferred income taxes	175	(5	) (m)	(27	) (aa)	197
Other non-current liabilities	251	(5	) (n)	(39	) (y),(aa)	207
Liabilities subject to compromise	3,121	(3,121	) (o)	—		—

Common stock — Successor	—	1	(p)	—		1
Stock warrants — Successor	—	41	(p)	—		41
Common stock — Predecessor	131	(131	) (p)	—		—
Stock warrants — Predecessor	127	(127	) (p)	—		—
Additional paid-in capital	3,407	(2,175	) (p)	(169	) (p)	1,063
Accumulated deficit	(4,684)	4,619	(p)	65	(p)	—
Accumulated other comprehensive loss	(74)	—		74	(p)	—
Treasury stock	(3)	3	(p)	—		—

Total Visteon shareholders’ equity (deficit)	(1,096)	2,231		(30)		1,105
Noncontrolling interests	359	—		308	(z)	667

Total shareholders’ equity (deficit)	(737)	2,231		278		1,772

Total liabilities and shareholders’ equity (deficit)	$5,147	$(154)		$148		$5,141

Explanatory Notes

(a)	Records adjustments necessary to give effect to the Plan, including the receipt of cash proceeds associated with the Rights Offering and Exit Facility, settlement of liabilities subject to compromise, elimination of Predecessor equity and other transactions as contemplated under the Plan. These adjustments resulted in a pre-tax gain on the settlement of liabilities subject to compromise of $956 million in the nine-month Predecessor period ended October 1, 2010 (see explanatory note o., as follows). The Company recorded a $5 million income tax benefit attributable to cancellation of inter-company indebtedness with foreign affiliates pursuant to the Plan.

(b)	Records adjustments necessary to reflect assets and liabilities at fair value and to eliminate Accumulated deficit and Accumulated other comprehensive income/(loss). These adjustments resulted in a pre-tax gain of $106 million in the nine-month Predecessor period ended October 1, 2010. Adjustments to record assets and liabilities at fair value on the Effective Date are as follows (dollars in millions):

Inventory	$4
Property and equipment	(240)
Equity in net assets of non-consolidated affiliates	13
Intangible assets	361
Goodwill	38
Other assets	(14)
Employee benefits	60
Other liabilities	97
Noncontrolling interests	(308)
Elimination of Predecessor accumulated other comprehensive loss and other equity	95

Pre-tax gain on fair value adjustments	$106
Net tax expense related to fresh-start adjustments	(41)

Net income on fresh-start adjustments	$65

(c)	This adjustment reflects the net use of cash on the Effective Date and in accordance with the Plan (dollars in millions):

Rights offering proceeds	$1,250
Exit financing proceeds, net	482
Net release of restricted cash	105

Total sources	1,837
Seven year secured term loan and interest	1,660
ABL and letters of credit	128
Rights offering fees	49
Payment of administrative and professional claims	23
Debt issue fees	10
Claim settlements and other	19

Total uses	1,889

Net decrease in cash	$(52)

(d)	The decrease in restricted cash reflects the release of $173 million of cash that was restricted under various orders of the Bankruptcy Court, partially offset by the establishment of a professional fee escrow account of $68 million.

(e)	This adjustment reflects the settlement of a receivable in connection with the Release Agreement.

(f)	This adjustment relates to the Rights Offering commitment premium deposit paid in July 2010.

(g)	This adjustment records additional equity in net income of non-consolidated affiliates related to the nine-month Predecessor period ended October 1, 2010.

(h)	This adjustment records $13 million of estimated debt issuance costs capitalized in connection with the exit financing facility.

(i)	This adjustment reflects the reinstatement of OPEB and non-qualified pension obligations expected to be paid within 12 months.

(j)	This adjustment reflects the establishment of a liability for the payment of $122 million of allowed general unsecured and other claims in accordance with the Plan partially offset by $23 million of accrued reorganization items that were paid on the Effective Date and $4 million for amounts settled in connection with the Release Agreement.

(k)	This adjustment reflects the new $500 million secured term loan, net of $10 million original issuance discount and $12 million of fees paid to the lenders.

(l)	This adjustment represents the reinstatement of $154 million of other postretirement employee benefit (“OPEB”) and non-qualified pension obligations from Liabilities subject to compromise in accordance with the terms of the Plan.

(m)	This adjustment reflects the deferred tax impact of certain intercompany liabilities subject to compromise that were cancelled in accordance with the Plan.

(n)	This adjustment eliminates incentive compensation accruals for terminated Predecessor compensation plans.

(o)	This adjustment reflects the settlement of liabilities subject to compromise (“LSC”) in accordance with the Plan, as shown below (dollars in millions):

	LSC	Settlement per	Gain on
	September 30, 2010	Fifth Amended Plan	Settlement of LSC
Debt	$2,490	$1,717	$773
Employee liabilities	324	218	106
Interest payable	183	160	23
Other claims	124	70	54

	$3,121	$2,165	$956

Income tax benefit			5

After-tax gain on settlement of LSC			$961

(p)	The cancellation of Predecessor Visteon common stock in accordance with the Plan and elimination of corresponding shareholders’ deficit balances, are shown below (dollars in millions):

	Predecessor
	Shareholders’			Successor
	Deficit			Shareholders’
	September 30,	Reorganization	Fresh-Start	Equity
	2010	Adjustments	Adjustments	October 1, 2010
Common stock
Predecessor	$131	$(131)	$—	$—
Successor	—	1	—	1
Stock warrants
Predecessor	127	(127)	—	—
Successor	—	41	—	41
Additional paid-in capital
Predecessor	3,407	(3,407)	—	—
Successor	—	1,232	(169)	1,063
Accumulated deficit	(4,684)	4,619	65	—
Accumulated other comprehensive loss	(74)	—	74	—
Treasury stock	(3)	3	—	—

Visteon Shareholders’ (deficit) equity	$(1,096)	$2,231	$(30)	$1,105

This adjustment also reflects the issuance of Successor common stock. A reconciliation of the reorganization value of assets to the Successor’s common stock is shown below (dollars in millions, except per share amounts):

Reorganization value of assets	$5,141
Less: fair value of debt	(618)
Less: fair value of noncontrolling interests	(667)
Less: fair value of liabilities (excluding debt)	(2,751)

Successor common stock and warrants	$1,105
Less: fair value of warrants	(41)

Successor common stock	$1,064

Shares outstanding at October 1, 2010	48,642,520
Per share value	$21.87

The per-share value of $21.87 was utilized to determine the value of shares issued for settlement of allowed claims.

(q)	Inventory was recorded at fair value and was estimated to exceed book value by approximately $26 million. Raw materials were valued at current replacement cost. Work-in-process was valued at estimated finished goods selling price less estimated disposal costs, completion costs and a reasonable profit allowance for selling effort. Finished goods were valued at estimated selling price less estimated disposal costs and a reasonable profit allowance for selling effort. Additionally, fresh-start accounting adjustments for supply and spare parts inventory items of $22 million were a partial offset.

(r)	The adjustment to other current assets includes a $7 million prepaid insurance balance and $2 million of other deferred fee amounts with no future benefit to the Successor. Additionally, this adjustment includes a $5 million decrease in deferred tax assets associated with fair value adjustments (see explanatory note aa for additional details related to deferred tax adjustments).

(s)	The Company estimates that the book value of property and equipment exceeds the fair value by $240 million after giving consideration to the highest and best use of the assets. Fair value estimates were based on a combination of the cost or market approach, as appropriate. Fair value under the market approach was based on recent sale transactions for similar assets, while fair value under the cost approach was based on the amount required to construct or purchase an asset of equal utility, considering physical deterioration, functional obsolescence and economic obsolescence.

(t)	Investments in non-consolidated affiliates were recorded at fair value primarily based on an income approach utilizing the dividend discount model. Significant assumptions included estimated future dividends for each applicable non-consolidated affiliate and discount rates.

(u)	Identifiable intangible assets are primarily comprised of developed technology, customer-related intangibles and trade names. Fair value estimates of intangible assets were based on income approaches utilizing projected financial information consistent with the Fourth Amended Disclosure Statement, as described below:
•	Developed technology and trade name intangible assets were valued using the relief from royalty method, which estimates the value of an intangible asset to be equal to the present value of future royalties that would be paid for the right to use the asset if it were not owned. Significant assumptions included estimated future revenues for each technology category and trade name, royalty rates, tax rates and discount rates.

•	Customer related intangible assets were valued using the multi-period excess earnings method, which estimates the value of an intangible asset to be equal to the present value of future earnings attributable to the asset group after recognition of required returns to other contributory assets. Significant assumptions included estimated future revenues for existing customers, retention rates based on historical experience, tax rates, discount rates, and contributory asset charges including employee intangibles.

(v)	Reorganization value in excess of the fair value allocated to identifiable tangible and intangible assets was recorded as goodwill. In adjusting the balance sheet accounts to fair value, the Company estimated excess reorganization value of approximately $38 million, which has been reflected as goodwill and was determined as follows (dollars in millions):

Enterprise value	$2,390
Add: Estimated fair value of non-debt liabilities	2,751

Reorganization value	5,141
Less: Estimated fair value of assets	5,103

Reorganization value in excess of fair value of assets	$38

(w)	Adjustments to other non-current assets included a decrease of $10 million related to deferred tax assets associated with fair value adjustments and a decrease of $4 million related to discounting of amounts due in future periods (see explanatory note aa for additional details related to deferred tax adjustments).

(x)	The adjustments to accrued employee liabilities and employee benefits are related to the remeasurement of pension and OPEB obligations at the Effective Date, based on certain assumptions including discount rates.

(y)	The adjustments to other current and other non-current liabilities include decreases of $51 million and $31 million, respectively, to eliminate deferred revenue, which was initially recorded in connection with payments received from customers under various support and accommodation agreements. The decrease in other current liabilities also includes $5 million for discounting of future obligations, while the decrease in non-current liabilities also includes $8 million for non-income tax liabilities and $5 million for deferred tax liabilities, partially offset by $6 million related to leasehold intangibles (see explanatory note aa for additional details related to deferred tax adjustments).

(z)	Noncontrolling interests are recorded at fair value based on publicly available market values, where possible, and based on other customary valuation methodologies where publicly available market values are not possible, including comparable company and discounted cash flow models. The Company estimates that the fair value of noncontrolling interests exceeds book value by $308 million.

(aa)	Deferred tax impacts associated with fresh-start adjustments result from changes in the book values of tangible and intangible assets while the tax basis in such assets remains unchanged. The Company anticipates that a full valuation allowance will be maintained in the U.S.; accordingly this adjustment relates to the portion of fresh-start adjustments applicable to certain non-U.S. jurisdictions where the Company is subject to and pays income taxes. Additionally, the amount of non-U.S. accumulated earnings considered permanently reinvested was modified in connection with the adoption of fresh-start accounting, resulting in a decrease in deferred tax liabilities associated with foreign withholding taxes of approximately $30 million. Deferred tax adjustments include the following (dollars in millions):

Balance Sheet Account Classification:
Other current assets	$2
Other non-current assets	10
Deferred income taxes	27

Net increase in deferred tax liabilities	39
Other balance sheet adjustments	2

Net tax expense related to fresh-start adjustments	$41

NOTE 6. Restructuring Activities
The Company has undertaken various restructuring activities to achieve its strategic and financial objectives. Restructuring activities include, but are not limited to, plant closures, production relocation, administrative cost structure realignment and consolidation of available capacity and resources. The Company expects to finance restructuring programs through cash on hand, cash generated from its ongoing operations, reimbursements pursuant to customer accommodation and support agreements or through cash available under its existing debt agreements, subject to the terms of applicable covenants. Estimates of restructuring costs are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the plan are not likely. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated, resulting in unexpected costs in future periods. Generally, charges are recorded as elements of the plan are finalized and the timing of activities and the amount of related costs are not likely to change.
Given the dynamic and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that any such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.
Restructuring reserve balances of $43 million and $39 million at December 31, 2010 and 2009, respectively, are classified as Other current liabilities on the consolidated balance sheets. The Company anticipates that the activities associated with the restructuring reserve balance as of December 31, 2010 will be substantially completed by the end of 2011. The following is a summary of the Company’s consolidated restructuring reserves and related activity. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs.

Restructuring Reserves

	Interiors	Climate	Electronics	Lighting	Other/ Central	Total
			(Dollars in Millions)
Predecessor — December 31, 2007	$58	$23	$7	$—	$24	$112
Expenses	42	20	3	—	82	147
Exchange	(3)	—	—	—	—	(3)
Utilization	(48)	(40)	(6)	—	(98)	(192)

Predecessor — December 31, 2008	$49	$3	$4	$—	$8	$64
Expenses	22	5	13	4	40	84
Utilization	(50)	(8)	(4)	(1)	(46)	(109)

Predecessor — December 31, 2009	$21	$—	$13	$3	$2	$39
Expenses	6	1	2	5	6	20
Exchange	(1)	—	—	—	—	(1)
Utilization	(9)	(1)	(13)	(8)	(6)	(37)

Predecessor — October 1, 2010	$17	$—	$2	$—	$2	$21
Expenses	24	2	1	—	1	28
Exchange	(1)	—	—	—	—	(1)
Utilization	(3)	—	—	—	(2)	(5)

Successor — December 31, 2010	$37	$2	$3	$—	$1	$43

2010 Restructuring Actions
During the three-month Successor period ended December 31, 2010 the Company recorded restructuring expenses of $28 million, including $24 million for employee severance and termination costs at a European Interiors facility pursuant to customer sourcing actions and a related business transfer agreement. On October 1, 2010 the Company announced a voluntary workforce reduction program, which extended through October 15, 2010, pursuant to which related severance and termination benefit costs were recorded as employees executed separation agreements. The Company anticipates recovery of approximately $18 million of such costs in accordance with a customer support agreement. Utilization during the three-month Successor period ended December 31, 2010 includes $4 million in payments for severance and other employee termination benefits and $1 million in payments related to contract termination and equipment relocation costs.
During the nine-month Predecessor period ended October 1, 2010, the Company recorded $20 million of restructuring expenses, including $14 million of employee severance and termination benefits and $6 million for equipment relocation costs. Employee severance and termination benefits were attributable to the closure of a European Interiors facility, the closure of a North America Lighting facility pursuant to a customer accommodation agreement, and the realignment of corporate administrative and support functions. Equipment relocation costs were attributable to the consolidation of certain North America production facilities pursuant to a customer accommodation agreement. Utilization for the nine-month Predecessor period ended October 1, 2010 includes $26 million for payments of severance and other employee termination benefits, $9 million of payments related to contract termination and equipment relocation costs, and $2 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.
2009 Restructuring Actions
The Company recorded restructuring expenses of $84 million during the twelve months ended December 31, 2009 including amounts related to administrative cost reductions to fundamentally re-align corporate support functions with underlying operations in connection with the Company’s reorganization efforts and in response to recessionary economic conditions and related negative impact on the automotive sector and the Company’s results of operations and cash flows. During the first half of 2009, the Company recorded $34 million of employee severance and termination benefit costs related to approximately 300 salaried employees in the United States and 180 salaried employees in other countries, primarily in Europe and $4 million related to approximately 200 employees associated with the consolidation of the Company’s Electronics operations in South America.
In connection with the Chapter 11 Proceedings, the Company entered into various support and accommodation agreements with its customers as more fully described above. These actions included:
•	$13 million of employee severance and termination benefit costs associated with approximately 170 employees at two European Interiors facilities.

•	$11 million of employee severance and termination benefit costs associated with approximately 300 employees related to the announced closure of a North American Electronics facility.

•	$10 million of employee severance and termination benefit costs related to approximately 120 salaried employees who were located primarily at the Company’s North American headquarters.

•	$4 million of employee severance and termination benefit costs associated with approximately 550 employees related to the consolidation of the Company’s North American Lighting operations.

Utilization for 2009 includes $81 million of payments for severance and other employee termination benefits and $28 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.
2008 Restructuring Actions
During 2008 the Company recorded restructuring charges of $147 million, including $107 million under a previously announced multi-year improvement plan. Significant actions under the multi-year improvement plan include the following:
•	$33 million of employee severance and termination benefit costs associated with approximately 290 employees to reduce the Company’s salaried workforce in higher cost countries.

•	$23 million of employee severance and termination benefit costs associated with approximately 20 salaried and 250 hourly employees at a European Interiors facility.

•	$18 million of employee severance and termination benefit costs associated with 55 employees at the Company’s Other products facility located in Swansea, UK. In connection with the divestiture of that facility, Visteon UK Limited agreed to reduce the number of employees to be transferred, which resulted in $5 million of employee severance benefits and $13 million of special termination benefits.

•	$9 million of employee severance and termination benefit costs related to approximately 100 hourly and salaried employees at certain manufacturing facilities located in the UK.

•	$6 million of employee severance and termination benefit costs associated with approximately 40 employees at a European Interiors facility.

•	$5 million of contract termination charges related to the closure of a European Other facility.

•	$5 million of employee severance and termination benefit costs for the closure of a European Interiors facility.
In addition to the multi-year improvement plan, the Company commenced a program during September 2008 designed to fundamentally realign, consolidate and rationalize the Company’s administrative organization structure on a global basis through various voluntary and involuntary employee separation actions. Related employee severance and termination benefit costs of $26 million were recorded during 2008 associated with approximately 320 salaried employees in the United States and 100 salaried employees in other countries, for which severance and termination benefits were deemed probable and estimable. The Company also recorded $9 million of employee severance and termination benefit costs associated with approximately 850 hourly and 60 salaried employees at a North American Climate facility.
Utilization for the year ended December 31, 2008 includes payments for severance and other employee termination benefits of $131 million, special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans of $46 million, and payments related to contract termination and equipment relocation costs of $15 million.
NOTE 7. Asset Impairments and Other Gains (Losses)
Nine Month Predecessor Period Ended October 1, 2010
In June 2010, the Company reached an agreement to sell its entire 46.6% interest in the shares of Toledo Molding & Die, Inc., a supplier of interior components, for proceeds of approximately $10 million. Accordingly, the Company recorded an impairment charge of approximately $4 million, representing the difference between the carrying value of the Company’s investment in Toledo Molding & Die, Inc. and the share sale proceeds. On March 8, 2010, the Company completed the sale of substantially all of the assets of Atlantic Automotive Components, L.L.C., (“Atlantic”), to JVIS Manufacturing LLC, an affiliate of Mayco International LLC. The Company recorded losses of approximately $21 million in connection with the sale of Atlantic assets.
Twelve Months Ended December 31, 2009
During 2009 and pursuant to Section 365 of the Bankruptcy Code, the Company rejected a lease arrangement that was subject to a previous sale-leaseback transaction for which the recognition of transaction gains was deferred due to the Company’s continuing involvement with the associated property. The Company’s continuing involvement was effectively ceased in connection with the December 24, 2009 lease termination resulting in recognition of the deferred gain of $30 million, which was partially offset by a loss of $10 million associated with the remaining net book value of leasehold improvements associated with the facility. The Company also recorded $9 million of other losses and impairments related to asset disposals in connection with various customer accommodation agreements.

Twelve Months Ended December 31, 2008
The Company concluded that significant operating losses resulting from the deterioration of market conditions and related production volumes in the fourth quarter of 2008 represented an indicator that the carrying amount of the Company’s long-lived assets may not be recoverable. Based on the results of the Company’s assessment, an impairment charge of approximately $200 million was recorded to reduce the net book value of Interiors long-lived assets considered to be “held for use” to their estimated fair value. Fair values of related assets were based on appraisals, management estimates and discounted cash flow calculations.
On June 30, 2008, Visteon UK Limited, an indirect, wholly-owned subsidiary of the Company, transferred certain assets related to its chassis manufacturing operation located in Swansea, United Kingdom to Visteon Swansea Limited, a company incorporated in England and a wholly-owned subsidiary of Visteon UK Limited. Effective July 7, 2008, Visteon UK Limited sold the entire share capital of Visteon Swansea Limited to Linamar UK Holdings Inc., a wholly-owned subsidiary of Linamar Corporation for nominal cash consideration (together, the “Swansea Divestiture”). The Company recorded asset impairment and loss on divestiture of approximately $23 million in connection with the Swansea Divestiture, including $16 million of losses on the Visteon Swansea Limited share capital sale and $7 million of asset impairment charges.
During the first quarter of 2008, the Company announced the sale of its North American-based aftermarket underhood and remanufacturing operations (“NA Aftermarket”) including facilities located in Sparta, Tennessee and Reynosa, Mexico (together, the “NA Aftermarket Divestiture”). The Company recorded total losses of $46 million on the NA Aftermarket Divestiture, including an asset impairment charge of $21 million and losses on disposition of $25 million.
The Company also recorded asset impairments of $6 million during 2008 in connection with other divestiture activities, including the sale of its Interiors operation located in Halewood, UK.
NOTE 8. Inventories
Inventories consist of the following components:

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
Raw materials	$120	$125
Work-in-process	174	159
Finished products	76	78

	370	362
Valuation reserves	(6)	(43)

	$364	$319

Effective October 1, 2010, the Company adjusted inventory to fair value in accordance with the adoption of fresh-start accounting (see Note 5, “Fresh-Start Accounting”), resulting in an increase of $26 million, which was subsequently expensed in cost of sales on the Company’s statement of operations for the three-month Successor period ended December 31, 2010.
NOTE 9. Other Assets
Other assets were adjusted to fair value as a result of the adoption of fresh-start accounting as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Other current assets are summarized as follows:

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
Pledged accounts receivable	$90	$19
Recoverable taxes	80	86
Deposits	35	55
Deferred tax assets	33	32
Prepaid assets	16	30
Other	4	14

	$258	$236

\

Other non-current assets are summarized as follows:

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
Deferred tax assets	$13	$17
Debt issue costs	12	—
Notes and other receivables	6	9
Assets held for sale	—	16
Other	58	42

	$89	$84

NOTE 10. Property and Equipment
Property and equipment, net was adjusted to fair value as a result of the adoption of fresh-start accounting as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Property and equipment, net consists of the following:

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
Land	$213	$82
Buildings and improvements	312	797
Machinery, equipment and other	935	2,764
Construction in progress	93	75

Total property and equipment	1,553	3,718
Accumulated depreciation	(55)	(1,860)

	1,498	1,858
Product tooling, net of amortization	84	78

Property and equipment, net	$1,582	$1,936

Property and equipment is depreciated principally using the straight-line method of depreciation over an estimated useful life. Generally, buildings and improvements are depreciated over a 40-year estimated useful life and machinery, equipment and other assets are depreciated over estimated useful lives ranging from 3 to 15 years. Product tooling is amortized using the straight-line method over the estimated life of the tool, generally not exceeding six years. Depreciation and amortization expenses are summarized as follows:

	Successor	Predecessor
	Three Months Ended	Nine Months Ended	Year Ended
	December 31	October 1	December 31
	2010	2010	2009	2008
		(Dollars in Millions)
Depreciation	$55	$191	$326	$380
Amortization	7	16	26	36

	$62	$207	$352	$416

In connection with the adoption of fresh-start accounting the Company adjusted the carrying value of property and equipment to its estimated fair value at October 1, 2010, which decreased deprecation expense by approximately $6 million during the three-month Successor period ended December 31, 2010. The Company recorded $53 million and $37 million of accelerated depreciation expense for the years ended December 31, 2009 and 2008, respectively, representing the shortening of estimated useful lives of certain assets (primarily machinery and equipment) in connection with the Company’s restructuring activities.
NOTE 11. Non-Consolidated Affiliates
Investments in the net assets of non-consolidated affiliates were $439 million and $294 million at December 31, 2010 and 2009, respectively. The Company recorded equity in the net income of non-consolidated affiliates of $41 million in the three-month Successor period ended December 31, 2010, $105 million in the nine-month Predecessor period ended October 1, 2010 and $80 million and $41 million for the years ended December 31, 2009 and 2008, respectively. The Company’s investment in the net assets and equity in the net income of non-consolidated affiliates is reported in the consolidated financial statements as Equity in net assets of non-consolidated affiliates on the consolidated balance sheets and Equity in net income of non-consolidated affiliates on the consolidated statements of operations. Included in the Company’s retained earnings (accumulated deficit) is undistributed income of non-consolidated affiliates accounted for under the equity method of approximately $41 million and $143 million at December 31, 2010 and 2009, respectively.
The Company’s investments in the net assets of non-consolidated affiliates were adjusted to fair value as a result of the adoption of fresh-start accounting on October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Fair value estimates were primarily based on an income approach utilizing the discounted dividend model. Additionally, the Company monitors its investments in affiliates for indicators of other-than-temporary declines in value on an ongoing basis. If the Company determines that an “other-than-temporary” decline in value has occurred, an impairment loss will be recorded, which is measured as the difference between the recorded book value and the fair value of the investment with fair value generally determined under applicable income approaches previously described.
The following table presents summarized financial data for the Company’s non-consolidated affiliates. The amounts included in the table below represent 100% of the results of operations of such non-consolidated affiliates accounted for under the equity method. Yanfeng Visteon Automotive Trim Systems Co., Ltd (“Yanfeng”), of which the Company owns a 50% interest, is considered a significant non-consolidated affiliate and is shown separately below.
Summarized balance sheet data as of December 31 is as follows:

	Yanfeng		All Others
	2010	2009	2010	2009
		(Dollars in Millions)
Current assets	$1,066	$667	$319	$306
Other assets	502	412	195	202

Total assets	$1,568	$1,079	$514	$508

Current liabilities	$884	$662	$287	$275
Other liabilities	19	11	16	30
Shareholders’ equity	665	406	211	203

Total liabilities and shareholders’ equity	$1,568	$1,079	$514	$508

Summarized statement of operations data for the years ended December 31 is as follows:

	Net Sales			Gross Margin			Net Income
	2010	2009	2008	2010	2009	2008	2010	2009	2008
				(Dollars in Millions)
Yanfeng	$2,573	$1,452	$1,059	$398	$217	$190	$218	$118	$71
All other	893	711	805	142	109	119	71	42	14

	$3,466	$2,163	$1,864	$540	$326	$309	$289	$160	$85

Restricted net assets related to the Company’s consolidated subsidiaries were approximately $117 million and $100 million, respectively as of December 31, 2010 and 2009. Restricted net assets related to the Company’s non-consolidated affiliates were approximately $439 million and $294 million, respectively, as of December 31, 2010 and 2009. Restricted net assets of consolidated subsidiaries are attributable to the Company’s operations in China, where certain regulatory requirements and governmental restraints result in significant restrictions on the Company’s consolidated subsidiaries ability to transfer funds to the Company.
NOTE 12. Intangible Assets
In connection with the adoption of fresh-start accounting identifiable intangible assets were recorded at their estimated fair value as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Intangible assets at December 31, 2010 are as follows:

				Weighted
	Gross		Net	Average
	Carrying	Accumulated	Carrying	Useful Life
	Value	Amortization	Value	(years)
		(Dollars in Millions)
Definite-lived intangible assets
Developed technology	$214	$7	$207	8
Customer related	121	3	118	9
Other	9	1	8	5

	$344	$11	$333

Goodwill and indefinite-lived intangible assets
Goodwill			$38
Trade names			25

			$63

The Company recorded approximately $11 million of amortization expense for the three-month Successor period ended December 31, 2010. The Company currently estimates annual amortization expense to be $43 million in 2011, $42 million in 2012 and $41 million annually from 2013 through 2015. Based on the fresh-start accounting valuation for each reporting unit, the full amount of Goodwill has been allocated to the Climate reporting unit.
NOTE 13. Other Liabilities
Other liabilities were adjusted to fair value as a result of the adoption of fresh-start accounting as of October 1, 2010 (see Note 5, “Fresh-Start Accounting”). Other current liabilities are summarized as follows:

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
Claims settlements	$50	$—
Accrued reorganization items	47	22
Product warranty and recall reserves	44	40
Non-income taxes payable	41	47
Restructuring reserves	43	39
Income taxes payable	38	27
Accrued interest payable	11	3
Deferred income	6	51
Other accrued liabilities	77	73

	$357	$302

Other non-current liabilities are summarized as follows:

	Successor	Predecessor
	December 31
	2010	2009
	(Dollars in Millions)
Income tax reserves	$96	$101
Non-income taxes payable	43	62
Product warranty and recall reserves	31	39
Deferred income	20	27
Other accrued liabilities	31	28

	$221	$257

NOTE 14. Debt
As of December 31, 2010, the Company had $78 million and $483 million of debt outstanding classified as short-term debt and long-term debt, respectively. The Company’s short and long-term debt balances consist of the following:

		Weighted
		Average
		Interest Rate		Carrying Value
		Successor	Predecessor	Successor	Predecessor
	Maturity	2010	2009	2010	2009
				(Dollars in Millions)
Short-term debt
Current portion of long-term debt		6.1%	6.0%	$7	$65
DIP credit facility		—	9.5%	—	75

Other — short-term		3.4%	4.1%	71	85

Total short-term debt				78	225
Long-term debt

Term loan	2017	8.0%	—	472	—

Other	2012-2017	11.2%	5.0%	11	6

Total long-term debt				483	6

Total debt				$561	$231

Exit Financing
On October 1, 2010, the Company entered into a new term loan credit agreement (the “Term Loan”), by and among the Company as borrower, certain of the Company’s subsidiaries as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as lead arranger, collateral agent and administrative agent, pursuant to which the Company borrowed $500 million that is scheduled to mature October 1, 2017. The Company has elected to borrow at the London Interbank Offered Rate-based rate (“LIBOR Rate”) which is subject to a 1.75% floor, and an applicable margin of 6.25%. Upon certain events of default, all outstanding loans and the amount of all other obligations owing under the Term Loan will automatically start to bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations, for so long as such event of default continues. The Term Loan was issued at a 2% discount, with an additional $16 million of debt issue costs incurred; the discount and costs are being amortized using an effective yield of 9.3% over the life of the Term Loan. The Term Loans shall be repaid in consecutive quarterly installments in an amount equal to the aggregate principal amount of Term Loan multiplied by 0.25%.
During the fourth quarter of 2010, the Company entered into interest rate swaps with a notional amount of $250 million that effectively convert designated cash flows associated with underlying interest payments on the Term

Loan from a variable interest rate to a fixed interest rate. See Note 21 “Financial Instruments” for additional information regarding the Company’s interest rate swaps.
On October 1, 2010, the Company entered into a new revolving loan credit agreement (the “Revolver”), by and among the Company and certain of the Company’s subsidiaries, as borrowers, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, co-collateral agent, co-syndication agent and Bank of America, N.A., as co-collateral agent, and Barclays Capital, as co-syndication agent, which provides for a $200 million asset-based revolving credit facility that is scheduled to mature on October 1, 2015. Up to $75 million of the Revolver is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolver. Up to $20 million of the Revolver is available for swing line advances, and any advances will reduce the amount available for loans under the Revolver. Advances under the Revolver are limited by a borrowing base as determined in the agreement.
At the Company’s option, the Revolver will bear an interest rate equal to the LIBOR Rate or the Base Rate. The Base Rate shall be the greater of (i) the rate that the Revolver Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) the LIBOR Rate for a LIBOR period of one-month beginning on such day plus 1.00%, in each case plus the applicable margin. The applicable margin on loans is subject to a step-down based on availability and ranges from 2.00% to 2.75% in the case of Base Rate loans and from 3.00% to 3.75% in the case of LIBOR Rate loans. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR Rate loans, a fronting fee equal to 0.25% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit. The Company also will pay a commitment fee on undrawn amounts under the Revolver of between 0.50% and 0.75% per annum (based on availability). Upon any event of default, all outstanding loans and the amount of all other obligations owing under the Revolver will automatically start to bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations, for so long as such event of default is continuing. Outstanding borrowings under the Revolver are prepayable, and the commitments under the Revolver may be permanently reduced (or terminated), without penalty, in increments of $1 million. There are mandatory prepayments of principal in connection with (i) overadvances, (ii) the incurrence of certain indebtedness, (iii) certain equity issuances and (iv) certain asset sales or other dispositions.
As of December 31, 2010, the amount available for borrowing was $150 million, with no borrowings or letter of credit obligations outstanding under the Revolver. In addition, approximately $9 million in debt issuance costs were incurred during the nine-month period ended October 1, 2010 and will be amortized pro-rata over the life of the Revolver.
Letter of Credit Agreement
On November 16, 2009, the Company entered into a $40 million Letter of Credit (“LOC”) Reimbursement and Security Agreement (the “LOC Agreement”), with certain subsidiaries of the Company and US Bank National Association. The agreement has been extended to September 30, 2011 at a reduced facility size of $15 million with continued requirements to maintain a collateral account equal to 103% of the aggregated stated amount of the LOCs with reimbursement of any draws. As of December 31, 2010 and 2009, the Company had $15 million and $13 million, respectively, of outstanding letters of credit issued under this facility and secured by restricted cash.
Other Debt
As of December 31, 2010, the Company had affiliate debt outstanding of $84 million, with $73 million and $11 million classified in short-term and long-term debt, respectively. These balances are primarily related to the Company’s non-U.S. operations and are payable in non-U.S. currencies including, but not limited to the Euro, Chinese Yuan, and Korean Won. Remaining availability on outstanding affiliate working capital credit facilities is approximately $340 million. As of December 31, 2009, the Company had affiliate and capital lease debt outstanding of $156 million, with $150 million and $6 million in short-term and long-term debt outstanding, respectively.
The Company also participates in an arrangement, through a subsidiary in France, to sell accounts receivable on an uncommitted basis. The amount of financing available is contingent upon the amount of receivables less certain reserves. The Company pays a 30 basis point servicing fee on all receivables sold, as well as a financing fee of 3-month Euribor plus 75 basis points on the advanced portion. At December 31, 2010 there were no outstanding borrowings under the facility with $90 million of receivables pledged as security, which are recorded as Other current assets on the consolidated balance sheet. At December 31, 2009, there were $9 million outstanding borrowings under the facility classified as short-term debt with $19 million of receivables pledged as security.

The DIP Credit Agreement, a $150 million Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement between certain subsidiaries of the Company, a syndicate of lenders and Wilmington Trust FSB, as administrative agent, matured on August 18, 2010, at which time the Company repaid the full $75 million outstanding balance.
Maturities
Debt obligations, at December 31, 2010, included maturities as follows: 2011 — $78 million; 2012 — $7 million; 2013 — $7 million; 2014 — $7 million; 2015 — $7 million; thereafter — $455 million
Fair Value
The fair value of debt was approximately $566 million at December 31, 2010 and fair value of debt not subject to compromise at December 31, 2009 was $230 million. Fair value estimates were based on quoted market prices or current rates for the same or similar issues, or on the current rates offered to the Company for debt of the same remaining maturities.
NOTE 15. Employee Retirement Benefits
Employee Retirement Plans
In the U.S., the Company’s salaried employees earn noncontributory pay related benefits, while the Company’s former hourly employees represented by certain collective bargaining groups earn noncontributory benefits based on employee service. Certain of the Company’s non-U.S. subsidiaries sponsor separate plans that provide similar types of benefits to their employees. The Company’s defined benefit plans are partially funded with the exception of certain supplemental benefit plans for executives and certain non-U.S. plans, primarily in Germany, which are unfunded.
Most U.S. salaried employees and certain non-U.S. employees are eligible to participate in defined contribution plans by contributing a portion of their compensation, which is partially matched by the Company. Matching contributions were suspended for the U.S. defined contribution plan effective December 1, 2008. The expense related to matching contributions was approximately $1 million for the three-month Successor period ended December 31, 2010, $3 million for the nine-month Predecessor period ended October 1, 2010, $4 million in 2009 and $8 million in 2008.
Postretirement Employee Health Care and Life Insurance Benefits
In the U.S., the Company has a financial obligation for the cost of providing other postretirement health care and life insurance benefits (“OPEB”) to its employees under Company-sponsored plans. These plans generally pay for the cost of health care and life insurance for retirees and dependents, less retiree contributions and co-pays. In connection with the Chapter 11 Proceedings, the Company reclassified approximately $300 million of liabilities associated with its U.S. OPEB plans to Liabilities subject to compromise.
In December of 2009, the Court granted the Debtors’ motion in part authorizing the termination or amendment of benefits under certain Company OPEB plans, including health care and life insurance benefits. In connection with this ruling, the Company eliminated certain of these benefits, including Company-paid medical, prescription drug, dental and life insurance coverage, effective April 1, 2010, for current and future U.S. retirees, their spouses, surviving spouses, domestic partners and dependents, with the exception of participants covered by the current collective bargaining agreement (“CBA”) at the North Penn facility. This change resulted in curtailment gains of $153 million and a reduction in other postretirement employee benefit liabilities and an increase in other comprehensive income of approximately $273 million establishing a new prior service cost base during the fourth quarter of 2009.
On February 18, 2010, the Court issued an order confirming the Debtors’ authority to enter into an agreement with the International Union United Automobile, Aerospace and Agricultural Implement Workers of America and its local union 1695, in connection with the closing of the Debtors’ North Penn facility located in Lansdale, Pennsylvania (the “Closure Agreement”). Pursuant to terms of the Closure Agreement, the North Penn CBA expired in February 2010 and the Company communicated its intent to eliminate Company-paid medical, prescription drug, dental and life insurance benefits for participants associated with the North Penn CBA effective June 1, 2010. This change resulted in a reduction in other postretirement employee benefit liabilities and an increase in other comprehensive income of approximately $50 million establishing a new prior service cost base.

Reductions associated with terminated other postretirement employee benefits discussed above, in addition to reductions for prior plan amendments and actuarial gains and losses, were amortized as a net decrease to future postretirement employee benefit expense over the remaining period of expected benefit. This amortization resulted in a decrease to postretirement employee benefit expense and other comprehensive income of approximately $312 million during the nine-month Predecessor period ended October 1, 2010.
On December 29, 2009, the IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC, filed a notice of appeal of the Court’s order with the District Court for the District of Delaware (the “District Court”) on behalf of certain former employees of the Company’s Connersville and Bedford, Indiana facilities. On March 30, 2010, the District Court affirmed the Court’s order in all respects. On April 1, 2010, the IUE filed a notice of appeal, and subsequently a motion for expedited treatment of the appeal and for a stay pending appeal, with the United States Court of Appeals for the Third Circuit (the “Circuit Court”). On April 13, 2010, the Circuit Court granted the motion to expedite and denied the motion for stay pending appeal.
On July 13, 2010, the Circuit Court reversed the order of the District Court and the Court permitting the Company to terminate other postretirement employee benefits without complying with the requirements of Bankruptcy Code Section 1114 and directed the District Court to, among other things, direct the Court to order the Company to take whatever action is necessary to immediately restore all terminated or modified benefits to their pre-termination/modification levels. The Circuit Court also ordered the District Court to direct the Court to consider arguments from the parties as to whether the Company should be required to reimburse retirees for any costs incurred due to the termination of their benefits between May 1, 2010 and the date the other postretirement employee benefits are restored. On July 27, 2010, the Company filed a Petition for Rehearing or Rehearing En Banc requesting that the Circuit Court grant a rehearing to review the panel’s decision which was subsequently denied.
During the second quarter of 2010, the Company recorded an increase in other postretirement employee benefit expense of $150 million for the reinstatement of these benefits for certain former employees of the Company’s Connersville and Bedford facilities. On August 17, 2010 the Court issued an order requiring the Company to retroactively restore terminated or modified benefits from April 1, 2010 forward for all plan participants except those subject to the North Penn CBA. Accordingly, during the third quarter of 2010 the Company recorded $155 million for the reinstatement of such benefits.
On September 16, 2010, the Court issued an order approving the Memorandum of Agreement between the IUE-CWA and the Company pursuant to which the parties agreed that $12 million would be paid in full settlement of the OPEB obligations for the former Connersville and Bedford employees under Section 1114 of the Bankruptcy Code. The Company recorded a reduction in related OPEB liabilities of approximately $140 million and an increase to other comprehensive income of which $18 million was recognized in net income during the third quarter of 2010. On October 1, 2010 the first $6 million installment under this agreement was paid by the Company with the remaining amount paid on January 3, 2011.
In October 2010, the Company notified participants of the remaining U.S. OPEB plans that Company-paid medical, prescription drug, dental and life insurance coverage would be eliminated effective November 1, 2010 for current and future U.S. retirees, their spouses, surviving spouses, domestic partners and dependents. During the fourth quarter of 2010, the Company eliminated related OPEB liabilities of $146 million, recording benefits of $133 million in cost of sales and $13 million in selling, general and administrative expense on the consolidated statement of operations for the three-month Successor period ended December 31, 2010. Eligible retirees who retired prior to November 1, 2010 were provided the opportunity to elect retiree Lifetime COBRA. Upon retirement, future eligible retirees, their spouses, same-sex domestic partners and eligible children have access to medical, prescription drug and dental coverage by paying the full group rate for such coverage.
The Patient Protection and Affordable Care Act and the Health Care Education and Affordability Reconciliation Act
In March 2010, the Patient Protection and Affordable Care Act and the Health Care Education and Affordability Reconciliation Act (the “Acts”) were signed into law. The Acts contain provisions which could impact the Company’s accounting for retiree medical benefits. Accordingly, the Company completed an assessment of the Acts in connection with the reinstatement of other postretirement employee benefits for certain former employees of the Company’s Connersville and Bedford facilities in the second quarter of 2010 and all other reinstated plans in the third quarter of 2010 and increased the related benefit liabilities by approximately $6 million, based upon the Company’s current interpretation of the Acts. These amounts are included in the reinstatement charges discussed above and may be revised upon issuance of final regulations.

In October 2008, the Company communicated changes to certain hourly postretirement employee health care plans to eliminate Company-sponsored prescription drug benefits for Medicare eligible retirees, spouses and dependents effective January 1, 2009, to eliminate all benefits for certain employees who are not currently eligible and to provide additional retirement plan benefits. These changes resulted in a net reduction in pension and OPEB liabilities of approximately $92 million. This amount had been amortized as a net reduction of retirement and postretirement employee benefit expense over the average remaining life expectancy of plan participants until the change announced in December 2009 at which time the amortization period was shortened. The Company recorded curtailment gains in the fourth quarter of 2008 of approximately $16 million reflecting the elimination of future service in these plans.
Ford Sponsored Retirement Benefits
Prior to emergence from bankruptcy, Ford charged Visteon for OPEB provided by Ford to certain Company salaried employees who retired after May 24, 2005. The Company funded the actual costs of these benefits as incurred by Ford for the salaried retirees until it entered bankruptcy. OPEB payables to Ford relating to participation by certain salaried employees were reclassified to Liabilities subject to compromise in connection with the Chapter 11 Proceedings. The OPEB payable balance was reduced by $9 million during the third quarter of 2010 in connection with the August 17, 2010 Court approval of the ACH Termination Agreement. Additionally, on the Effective Date and pursuant to the Release Agreement, Ford released Visteon from the remaining OPEB and pension payables approximating $100 million and withdrew their claim for recovery of such amounts.
Benefit Expenses and Obligations
For the three-month Successor period ended December 31, 2010, the Company’s expense for retirement benefits is as follows:

	Three Months Ended December 31, 2010
	Retirement Plans		Health Care and Life
	U.S Plans	Non-U.S Plans	Insurance Benefits
	(Dollars in Millions)
Costs Recognized in Income
Service cost	$2	$2	$—
Interest cost	18	6	—
Expected return on plan assets	(19)	(5)	—
Plan termination income	—	—	(146)

Employee retirement benefit expenses	$1	$3	$(146)

Weighted Average Assumptions Used for Expenses
Discount rate for expense	5.30%	5.40%	4.65%
Rate of increase in compensation	3.50%	3.40%	N/A
Assumed long-term rate of return on assets	7.70%	5.60%	N/A
Initial health care cost trend rate	N/A	N/A	8.00%
Ultimate health care cost trend rate	N/A	N/A	5.10%
Year ultimate trend rate reached	N/A	N/A	2015
The Company’s obligation for retirement benefits is as follows:

	Three Months Ended December 31, 2010
	Retirement Plans		Health Care and Life
	U.S Plans	Non-U.S Plans	Insurance Benefits
	(Dollars in Millions)
Change in Benefit Obligation
Benefit obligation — beginning	$1,407	$486	$171
Service cost	2	2	—
Interest cost	18	6	—
Amendments/other	—	—	(145)
Actuarial gain	(44)	(39)	(1)
Foreign exchange translation	—	(6)	—
Benefits paid	(23)	(4)	(8)

Benefit obligation — ending	$1,360	$445	$17

Change in Plan Assets
Plan assets — beginning	$1,035	$330	$—
Actual return on plan assets	(14)	8	—

	Three Months Ended December 31, 2010
	Retirement Plans		Health Care and Life
	U.S Plans	Non-U.S Plans	Insurance Benefits
	(Dollars in Millions)
Sponsor contributions	—	6	8
Foreign exchange translation	—	(3)	—
Benefits paid/other	(25)	(4)	(8)

Plan assets — ending	$996	$337	$—

Funded status at December 31, 2010	$(364)	$(108)	$(17)

Balance Sheet Classification
Other non-current assets	$—	$6	$—
Accrued employee liabilities	(2)	(3)	(3)
Employee benefits	(362)	(111)	(8)
Other current liabilities	—	—	(6)
Accumulated other comprehensive income
Actuarial gain	(9)	(42)	—

For the nine-month Predecessor period ended October 1, 2010 and the years ended December 31, 2009 and 2008, the Company’s expense for retirement benefits is as follows:

	Retirement Plans						Health Care and Life
	U.S Plans			Non-U.S Plans			Insurance Benefits
	Nine Months			Nine Months			Nine Months
	Ended	Year Ended		Ended	Year Ended		Ended	Year Ended
	October 1	December 31		October 1	December 31		October 1	December 31
	2010	2009	2008	2010	2009	2008	2010	2009	2008
				(Dollars in Millions)
Costs Recognized in Income
Service cost	$7	$13	$21	$4	$7	$19	$—	$1	$3
Interest cost	56	74	73	19	31	70	3	18	31
Expected return on plan assets	(55)	(79)	(83)	(14)	(26)	(57)	—	—	—
Reinstatement of benefits	—	—	—	—	—	—	306	—	—
Amortization of:
Plan amendments	(2)	(2)	(1)	1	2	5	(374)	(75)	(30)
Losses and other	2	1	—	—	—	2	43	18	10
Special termination benefits	1	6	6	—	—	—	—	—	—
Curtailments	(14)	(2)	(1)	—	5	2	—	(161)	(79)
Settlements	—	—	—	—	—	20	(1)	—	—

Visteon sponsored plan net pension / postretirement benefit expense	(5)	11	15	10	19	61	(23)	(199)	(65)
Expense for certain salaried employees whose pensions are partially covered by Ford	1	10	—	—	—	—	(15)	(8)	(7)

Employee retirement benefit expenses excluding restructuring related expenses	$(4)	$21	$15	$10	$19	$61	$(38)	$(207)	$(72)

Retirement benefit related restructuring expenses
Special termination benefits	$2	$12	$16	$—	$9	$27	$—	$—	$1
Other	—	7	2	—	—	—	—	—	—

Total employee retirement benefit related restructuring expenses	$2	$19	$18	$—	$9	$27	$—	$—	$1

Fresh-start accounting adjustments.	$(138)	$—	$—	$(107)	$—	$—	$128	$—	—
Weighted Average Assumptions Used for Expenses

Discount rate	5.90%	6.35%	6.30%	6.10%	6.05%	5.70%	5.65%	6.05%	6.30%

Rate of compensation increase	3.50%	3.25%	3.75%	3.50%	3.15%	3.30%	N/A	N/A	N/A

Assumed long-term rate of return on assets	7.70%	8.10%	8.25%	6.00%	6.70%	6.80%	N/A	N/A	N/A

Initial health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	9.00%	8.33%	9.00%

Ultimate health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%

Year ultimate health care cost trend rate reached	N/A	N/A	N/A	N/A	N/A	N/A	2017	2014	2013

Curtailments and Settlements
Curtailment and settlement gains and losses are classified in the Company’s consolidated statements of operations as Cost of sales or Selling, general and administrative expenses, as appropriate. Qualifying curtailment and settlement losses related to the Company’s restructuring activities were reimbursable under the terms of the Amended Escrow Agreement. During the nine-month Predecessor period ended October 1, 2010 the Company recorded curtailment gains of $14 million in connection with the termination of the salaried employees formerly leased to ACH and other on-going U.S. headcount reductions.
During 2009 the Company recorded significant curtailments and settlements of its employee retirement benefit plans as follows:
•	Curtailment gains of $153 million related to the OPEB plans in connection with the elimination of Company-paid medical, prescription drug and life insurance coverage. This plan change eliminated future service for active plan participants, as such the amounts in accumulated other comprehensive income relating to prior plan changes were recognized as curtailment gains.

•	Curtailment gains of $10 million associated with the U.S. salaried pension and OPEB plans in connection with employee headcount reductions under previously announced restructuring actions.

•	Curtailment losses of $6 million related to the reduction of future service in the UK pension plans in connection with employee headcount reductions in the UK. These losses were partially offset by a $1 million curtailment gain in Mexico related to employee headcount reductions under previously announced restructuring actions. These curtailments reduced the benefit obligations by $2 million.
During 2008 the Company recorded significant curtailments and settlements of its employee retirement benefit plans as follows:
•	Curtailment gains of $79 million related to elimination of employee benefits associated with U.S. OPEB plans in connection with employee headcount reductions under previously announced restructuring actions. These curtailments reduced the benefit obligations by $7 million.

•	Curtailment losses of $7 million related to the reduction of future service in the UK pension plan for employees at the Company’s Swansea, UK operation in connection with the Swansea Divestiture. These losses were partially offset by curtailment gains in Germany, Mexico and France related to employee headcount reductions under previously announced restructuring actions. These curtailments reduced the benefit obligations by $7 million in the UK and $4 million across Germany, Mexico and France.

•	Settlement losses of $20 million related to UK employee pension obligations of approximately $90 million transferred to Ford in October 2008 for employees that transferred from Visteon to Ford during the years 2005 through 2007 in accordance with the ACH Transactions.
Retirement Benefit Related Restructuring Expenses
In addition to normal employee retirement benefit expenses, the Company recorded $2 million for the nine-month Predecessor period ending October 1, 2010, $28 million and $46 million for the years ended December 31, 2009 and 2008, respectively, for retirement benefit related restructuring charges. Such charges generally relate to special termination benefits, voluntary termination incentives and pension losses and are the result of various restructuring actions as described in Note 6 “Restructuring Activities.” Retirement benefit related restructuring charges are initially classified as restructuring expenses and are subsequently reclassified to retirement benefit expenses.

The Company’s obligation for retirement benefits is as follows:

	Retirement Plans				Health Care and Life
	U.S Plans		Non-U.S Plans		Insurance Benefits
	Nine Months		Nine Months	Year Ended	Nine Months	Year Ended
	Ended October 1	Year Ended December 31	Ended October 1	December 31	Ended October 1	December 31
	2010	2009	2010	2009	2010	2009
	(Dollars in Millions)
Change in Benefit Obligation
Benefit obligation — beginning	$1,301	$1,234	$435	$894	$66	$325
Service cost	7	13	4	7	—	1
Interest cost	56	74	19	31	3	18
Participant contributions	—	—	—	1	—	1
Reinstatement of liability	—	—	—	—	305	—
Amendments/other	(21)	—	1	—	(187)	(273)
Actuarial loss/(gain)	136	36	49	(57)	(4)	21
Special termination benefits	3	18	—	9	—	—
Curtailments, net	(22)	(2)	(1)	(2)	—	—
Settlements	(2)	—	—	(3)	—	—
Foreign exchange translation	—	—	(10)	22	—	1
Divestitures	—	—	—	(443)	—	—
Benefits paid	(51)	(72)	(11)	(24)	(12)	(28)

Benefit obligation — ending	$1,407	$1,301	$486	$435	$171	$66

Change in Plan Assets
Plan assets — beginning	$913	$908	$315	$652	$—	$—
Actual return on plan assets	174	62	23	(4)	—	—
Sponsor contributions	1	19	11	26	12	27
Participant contributions	—	—	—	1	—	1
Foreign exchange translation	—	—	(8)	18	—	—
Settlements	—	—	—	(3)	—	—
Divestitures	—	—	—	(351)	—	—
Benefits paid/other	(53)	(76)	(11)	(24)	(12)	(28)

Plan assets — ending	$1,035	$913	$330	$315	$—	$—

Funded status at end of period	$(372)	$(388)	$(156)	$(120)	$(171)	$(66)

Balance Sheet Classification
Other non-current assets	$—	$1	$5	$6	$—	$—
Accrued employee liabilities	(2)	—	(3)	(3)	(31)	(17)
Employee benefits	(370)	(358)	(158)	(123)	(140)	(49)
Liabilities subject to compromise (non-qualified plans)	—	(31)	—	—	—	—
Accumulated other comprehensive income/(loss):
Actuarial loss	—	173	—	28	—	42
Prior service (credit)/cost	—	(22)	—	8	—	(311)
Deferred taxes	—	(1)	—	30	—	—

	$—	$150	$—	$66	$—	$(269)

The accumulated benefit obligation for all defined benefit pension plans was $1.74 billion, $1.82 billion and $1.65 billion at the December 31, 2010, October 1, 2010 and December 31, 2009 measurement dates. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for employee retirement plans with accumulated benefit obligations in excess of plan assets were $1.61 billion, $1.56 billion and $1.14 billion, respectively, at December 31, 2010; $1.88 billion, $1.81 billion, and $1.35 billion, respectively, at October 1, 2010 and $1.54 billion, $1.47 billion and $1.03 billion, respectively, at December 31, 2009.

Assumptions used by the Company in determining its benefit obligations as of December 31, 2010, October 1, 2010 and December 31, 2009 are summarized in the following table.

	Retirement Plans						Health Care and
	U.S. Plans			Non-U.S. Plans			Life Insurance Benefits
	Successor	Predecessor		Successor	Predecessor		Successor	Predecessor
	2010	2010	2009	2010	2010	2009	2010	2010	2009
Weighted Average Assumptions

Discount rate	5.55%	5.30%	5.95%	5.95%	5.40%	6.10%	5.00%	4.65%	5.70%
Expected rate of return on assets	7.50%	7.70%	7.70%	5.40%	5.55%	6.00%	N/A	N/A	N/A
Rate of increase in compensation	3.50%	3.50%	3.50%	3.55%	3.45%	3.50%	N/A	N/A	N/A
Initial health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	8.50%	8.00%	8.30%
Ultimate health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.10%	5.25%
Year ultimate health care cost trend rate reached	N/A	N/A	N/A	N/A	N/A	N/A	2017	2015	2015
Accumulated Other Comprehensive Income
Components of the net change in Accumulated other comprehensive income/(loss) related to the Company’s retirement, health care and life insurance benefit plans on the Company’s consolidated statements of shareholders’ equity (deficit) for the three months ended December 31, 2010, nine months ended October 1, 2010 and the year ended December 31, 2009 are as follows:

	Retirement Plans
	U.S. Plans			Non-U.S. Plans			Health Care and Life Insurance Benefits
	Successor	Predecessor		Successor	Predecessor		Successor	Predecessor
	2010	2010	2009	2010	2010	2009	2010	2010	2009
		(Dollars in Millions)						(Dollars in Millions)
Actuarial (gain)/loss	$(9)	$(5)	$55	$(42)	$41	$(26)	$(1)	$(4)	$21
Prior service (credit)/cost	—	(21)	—	—	1	—	(150)	(187)	(273)
Fresh-start adjustments	—	(138)	—	—	(107)	—	—	128	—
Reclassification to net income/(loss)	—	14	2	—	(1)	(89)	151	332	218

	$(9)	$(150)	$57	$(42)	$(66)	$(115)	$—	$269	$(34)

Due to the adoption of fresh-start accounting effective October 1, 2010, there are no amounts included in “Accumulated other comprehensive income” as of December 31, 2010 that are expected to be realized in 2011.
Contributions
During January 2009, the Company reached an agreement with the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to U.S. federal pension law provisions that permit the PBGC to seek protection when a plant closing results in termination of employment for more than 20 percent of employees covered by a pension plan (the “PBGC Agreement”). In connection with the multi-year improvement plan the Company closed its Connersville, Indiana and Bedford, Indiana facilities, which resulted in the separation of all active participants in the respective pension plan. Under the PBGC Agreement, the Company agreed to accelerate payment of a $10.5 million cash contribution, provide a $15 million letter of credit and provide for a guarantee by certain affiliates of certain contingent pension obligations of up to $30 million. During September 2009, the Company did not make the required contribution to the plan, which triggered a letter of credit draw event under the PBGC Agreement and resulted in the PBGC drawing the full $15 million.
The Company expects to make contributions to its U.S. retirement plans and OPEB plans of $48 million and $9 million, respectively, during 2011. Contributions to non-U.S. retirement plans are expected to be $16 million during 2011. The Company’s expected 2011 contributions may be revised.
Pursuant to certain agreements initially completed in connection with the ACH Transactions, the Company was reimbursed by Ford for $22 million of the $54 million contribution required in connection with the October 2008 settlement of UK pension obligations for employees that transferred from Visteon to Ford during the years 2005 through 2007.
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the Company plans:

			Retirement Health
	Pension Benefits		and Life
	U.S.	Non-U.S.	Payments
	(Dollars in Millions)
2011	$75	$12	$9
2012	70	13	—
2013	70	14	—
2014	70	17	—
2015	69	16	—
Years 2016 — 2020	354	100	1
Plan Assets and Investment Strategy
Substantially all of the Company’s pension assets are managed by outside investment managers and held in trust by third-party custodians. The selection and oversight of these outside service providers is the responsibility of the investment committees and their advisors. The selection of specific securities is at the discretion of the investment manager and is subject to the provisions set forth by written investment management agreements and related policy guidelines regarding permissible investments, risk management practices and the use of derivative securities. Investment in debt or equity securities related to the Company or any of its affiliates is prohibited. Derivative securities may be used by investment managers as efficient substitutes for traditional securities, to reduce portfolio risks or to hedge identifiable economic exposures. The use of derivative securities to create economic leverage to engage in unrelated speculation is expressly prohibited.
The primary objective of the pension funds is to pay the plans’ benefit and expense obligations when due. Given the relatively long time horizon of these obligations and their sensitivity to interest rates, the investment strategy is intended to improve the funded status of its U.S. and non-U.S. plans over time while maintaining a prudent level of risk. Risk is managed primarily by diversifying each plan’s target asset allocation across equity, fixed income securities and alternative investment strategies, and then maintaining the allocation within a specified range of its target. In addition, diversification across various investment subcategories within each plan is also maintained within specified ranges. The Company’s retirement plan asset allocation at December 31, 2010 and 2009 and target allocation for 2011 are as follows:

	Target Allocation		Percentage of Plan Assets
	U.S.	Non-U.S.	U.S.		Non-U.S.
	Successor		Successor	Predecessor	Successor	Predecessor
	2011	2011	2010	2009	2010	2009
Equity securities	40%	18%	41%	40%	14%	11%
Fixed income	30	71	24	27	78	78
Alternative strategies	30	4	33	33	5	5
Cash	—	7	2	—	3	6

	100%	100%	100%	100%	100%	100%

The expected long-term rate of return for pension assets has been chosen based on various inputs, including returns projected by various external sources for the different asset classes held by and to be held by the Company’s trusts and its targeted asset allocation. These projections incorporate both historical returns and forward looking views regarding capital market returns, inflation and other variables.
Fair Value Measurements
Retirement plan assets are valued at fair value using various inputs and valuation techniques. A description of the inputs and valuation techniques used to measure the fair value for each class of plan assets is included in Note 20 “Fair Value Measurements.”

NOTE 16. Stock-Based Compensation
Successor Stock-Based Compensation Plans
The Visteon Corporation 2010 Incentive Plan (the “2010 Incentive Plan”), was adopted on the Effective Date and provides for the grant of up to 5.6 million shares of Successor common stock as incentive and nonqualified stock options, stock appreciation rights (“SARs”), performance stock rights, restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and stock and various other rights based on common stock. Additionally, the Company adopted the Visteon Corporation Non-Employee Director Stock Unit Plan, which provides for the automatic annual grant of RSUs to non-employee directors. RSUs awarded under the Non-Employee Director Stock Unit Plan vest immediately but are not paid out until after the participant terminates service as a non-employee director of the Company.
During the fourth quarter of 2010, the Company granted 1,246,000 shares of restricted Successor common stock and 421,000 restricted stock units to management under the 2010 Incentive Plan at a grant date fair value of $57.93 per share. The grant date fair value was estimated based on the weighted average trading prices of the Company’s common stock for the five business days immediately following the Effective Date. One-sixth of this grant vested on October 22, 2010. The remaining vesting schedule includes one-sixth on October 1, 2011, one-third on October 1, 2012 and one-third on October 1, 2013. During the three-month Successor period ended December 31, 2010, the Company recorded compensation expense associated with this grant of $29 million.
Unrecognized compensation expense at December 31, 2010 was $52 million for non-vested RSAs based on estimated grant date fair value. Restrictions on the shares of the Company’s common stock comprising RSAs lapse upon scheduled vesting dates. Unrecognized compensation expense at December 31, 2010 was $19 million for non-vested RSUs based on the period-ending market price of the Company’s common stock. RSUs are generally settled in cash upon scheduled vesting dates and are recorded as a liability representing only the vested portion of the obligation, with approximately $1 million and $4 million recorded under the captions Accrued employee liabilities and Other non-current liabilities at December 31, 2010. Unrecognized compensation expense for RSUs and RSAs will be recognized on a weighted average basis over the remaining vesting period or approximately three years.
A summary of activity, including award grants, vesting and forfeitures is provided below.

			Weighted Average
	RSAs	RSUs	Grant Date Fair Value
	(In Thousands)
Non-vested at October 1, 2010	—	—	$—
Granted	1,246	421	$57.93
Vested	(211)	(64)	$57.93
Forfeited	—	—	$—

Non-vested at December 31, 2010	1,035	357	$57.93

Predecessor Stock-Based Compensation
Pursuant to the Plan, any shares of Predecessor common stock and any options, warrants or rights to purchase shares of Predecessor common stock or other equity securities outstanding prior to the Effective Date were cancelled. Prior to cancellation, the Company recorded stock-based compensation expense for Predecessor stock-based compensation plans of $1 million during the nine-month Predecessor period ended October 1, 2010. For the years ended December 31, 2009 and 2008, the Company recorded expense of $1 million and a benefit of $12 million. Various stock-based compensation awards were granted under Predecessor plans, including stock options, SARs, RSAs and RSUs.

A summary of activity, including award grants, exercises and forfeitures is provided below for stock options and SARs.

		Weighted		Weighted
		Average		Average
	Stock Options	Exercise Price	SARs	Exercise Price
	(In Thousands)		(In Thousands)
Outstanding at December 31, 2007	12,928	$10.80	9,965	$7.19
Granted	100	$3.63	4,266	$3.64
Exercised	—	$—	—	$—
Forfeited or expired	(1,029)	$11.83	(1,334)	$6.65

Outstanding at December 31, 2008	11,999	$10.70	12,897	$6.07
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Forfeited or expired	(1,493)	$10.64	(2,355)	$8.27

Outstanding at December 31, 2009	10,506	$10.70	10,542	$5.60
Forfeited, expired or cancelled	(10,506)	$10.70	(10,542)	$5.60

Outstanding at October 1, 2010	—	$—	—	$—

A summary of activity, including award grants, vesting and forfeitures is provided below for RSAs and RSUs.

			Weighted
			Average
			Grant Date Fair
	RSAs	RSUs	Value
	(In Thousands)
Non-vested at December 31, 2007	92	4,573	$6.42
Granted	1,305	3,326	$3.60
Vested	(35)	(3,335)	$5.61
Forfeited	(182)	(418)	$5.18

Non-vested at December 31, 2008	1,180	4,146	$4.60
Granted	—	—	$—
Vested	(42)	(1,678)	$6.08
Forfeited	(204)	(357)	$4.49

Non-vested at December 31, 2009	934	2,111	$3.80

Vested	(15)	(5)	$7.05
Forfeited or cancelled	(919)	(2,106)	$3.39

Non-vested at October 1, 2010	—	—	$—

NOTE 17. Income Taxes
Emergence from Chapter 11 Proceedings
Pursuant to the Plan, certain elements of the Company’s pre-petition indebtedness were extinguished. Absent an exception, the discharge of a debt obligation in a bankruptcy proceeding for an amount less than its adjusted issue price (as defined for tax purposes) creates cancellation of indebtedness income (“CODI”) that is excludable from taxable income for U.S. tax purposes. However, certain income tax attributes are reduced by the amount of CODI in prescribed order as follows: (a) net operating losses (“NOL”) for the year of discharge and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) net capital losses for the year of discharge and capital loss carryforwards; (d) the tax basis of the debtor’s assets.
Internal Revenue Code (“IRC”) Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. Generally, under a special rule applicable to ownership changes occurring in connection with a Chapter 11 plan of reorganization, the annual limitation amount is equal to the value of the company as of the date of emergence multiplied by a long-term tax exempt federal rate. The Company expects to have excludable CODI that will reduce its tax attributes by approximately $100 million and expects an annual limitation under IRC Sections 382 and 383 as a result of an ownership change of approximately $115 million. As a result, the Company’s future U.S. taxable income may not be fully offset by its pre-emergence net operating losses and other tax attributes if such income exceeds the annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of IRC Sections 382 and 383 could further diminish the Company’s use of net operating losses and other tax attributes.
Income tax provision
Income (loss) before income taxes excluding equity in net income of non-consolidated affiliates and the components of the provision for income taxes are shown below:

	Successor	Predecessor
	Three Months Ended	Nine Months Ended
	December 31	October 1	Year Ended December 31
	2010	2010	2009	2008
		(Dollars in Millions)
U.S	$21	$425	$(1,250)	$(440)
Non-U.S	62	597	1,434	(132)

Total income (loss) before income taxes	$83	$1,022	$184	$(572)

Current tax provision
U.S. federal	$1	$5	$4	$(4)
Non-U.S	28	80	90	96
U.S. state and local	(1)	3	1	1

Total current	28	88	95	93
Deferred tax provision (benefit)
U.S. federal	(1)	2	5	—
Non-U.S	(8)	42	(16)	22
U.S. state and local	—	(1)	(4)	1

Total deferred	(9)	43	(15)	23

Total provision for income taxes	$19	$131	$80	$116

A summary of the differences between the provision for income taxes calculated at the U.S. statutory tax rate of 35% and the consolidated provision for income taxes is shown below:

	Successor	Predecessor
	Three Months Ended	Nine Months Ended	Year Ended
	December 31	October 1	December 31
	2010	2010	2009	2008
		(Dollars in Millions)
Income (loss) before income taxes, excluding equity in net income of non-consolidated affiliates, multiplied by the U.S. statutory rate of 35%	$29	$358	$64	$(200)
Effect of:
Impact of foreign operations, including withholding taxes	(4)	(4)	(3)	(5)
State and local income taxes	(1)	1	(22)	(14)
Tax reserve adjustments	1	(1)	(52)	12
Impact of U.K. Administration	—	—	(444)	—
Change in valuation allowance	(6)	(753)	521	316
Fresh-start accounting adjustments and reorganization items, net	—	553	22	—
Impact of tax law change	—	—	10	—
Liquidation of consolidated foreign affiliate	—	—	(17)	—
Other	—	(23)	1	7

Provision for income taxes	$19	$131	$80	$116

The Company’s provision for income tax was $19 million for the three-month Successor period ended December 31, 2010 and was $131 million for the nine-month Predecessor period ended October 1, 2010. Income tax provisions for both the Successor and the Predecessor periods during 2010 reflect income tax expense related to those countries where the Company is profitable, accrued withholding taxes, ongoing assessments related to the recognition and measurement of uncertain tax benefits, the inability to record a tax benefit for pre-tax losses in the U.S. and certain other jurisdictions, and other non-recurring tax items. The 2010 Predecessor period includes $37 million of deferred tax expense associated with the adoption of fresh-start accounting, (see Note 5, “Fresh-Start Accounting”). Included in the fresh-start accounting adjustments and reorganization items are net deferred tax adjustments primarily related to the derecognition of U.S. tax loss and credit carryforwards as a result of the annual limitation imposed under IRC Sections 382 and 383, a legal entity restructuring approved as part of the Plan of Reorganization which utilized U.S. tax loss and credit carryforwards pre-emergence and other matters, all of which impact both the underlying deferred taxes and the related valuation allowances.
The Company’s 2009 income tax provision includes income tax of $80 million related to certain countries where the Company is profitable, accrued withholding taxes and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries to the extent not offset by other categories of income. The 2009 income tax provision also includes a $52 million benefit associated with a decrease in unrecognized tax benefits, including interest and penalties, as a result of closing audits in Portugal related to the 2006 and 2007 tax years which resulted in a cash settlement of approximately $3 million, completing transfer pricing studies in Asia and reflecting the expiration of various legal statutes of limitations. Included in the deconsolidation gain related to the UK Administration is $18 million of tax expense representing the elimination of disproportionate tax effects in other comprehensive income as all items of other comprehensive income related to Visteon UK Limited have been derecognized. Additionally, as a result of the UK Administration, approximately $1.3 billion of income attributed to the UK jurisdiction is not subject to tax in the UK and further, the Company’s UK tax attributes carrying a full valuation allowance have been effectively transferred to the UK Administrators. In the U.S. jurisdiction, the tax benefits from the approximately $1.2 billion of losses attributable to the UK Administration, and the liquidation of the Company’s affiliate in Italy, were offset with U.S. valuation allowances.
The Company’s 2008 income tax provision includes income tax expense of $110 million related to certain countries where the Company is profitable, accrued withholding taxes and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries to the extent not offset by other categories of income. The 2008 income tax provision also includes $12 million for the net increase in unrecognized tax benefits resulting from positions taken in tax returns filed during the year, as well as those expected to be taken in future tax returns, including interest and penalties. Additionally, the Company recorded approximately $6 million of income tax benefit related to favorable tax law changes in 2008, including U.S. legislation enacted in July 2008 which allowed the Company to record certain U.S. research tax credits previously subject to limitation as refundable.
Deferred income taxes and related valuation allowances
Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. The Company has recorded a deferred tax liability, net of valuation allowances, for U.S. and non-U.S. income taxes and non-U.S. withholding taxes of approximately $61 million as of December 31, 2010 on the undistributed earnings of certain consolidated and unconsolidated foreign affiliates as such earnings are intended to be repatriated in the foreseeable future. The Company has not provided for deferred income taxes or foreign withholding taxes on the remainder of undistributed earnings from certain consolidated foreign affiliates because such earnings are considered to be permanently reinvested. It is not practicable to determine the amount of deferred tax liability on such earnings as the actual tax liability, if any, is dependent on circumstances existing when remittance occurs.
Deferred tax assets are required to be reduced by a valuation allowance if, based on all available evidence, both positive and negative, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Significant management judgment is required in determining the Company’s valuation allowance. In making this assessment, management considers evidence including, historical and projected financial performance, as well as the nature, frequency and severity of recent losses along with any other pertinent information.
In determining the need for a valuation allowance, the Company also evaluates existing valuation allowances. Based upon this assessment, it is reasonably possible that the existing valuation allowance on the approximately $20 million of deferred tax assets associated with the Company’s Visteon Sistemas operations located in Brazil could be eliminated during 2011. Any decrease in the valuation allowance would result in a reduction in income tax expense in the quarter in which it is recorded. During the fourth quarter of 2009, the Company concluded, based on the weight of available evidence which included recent updates to its forecast of taxable earnings, that the deferred tax assets associated with its operations in Spain required a full valuation allowance which resulted in a charge to income tax expense of $12 million.

The need to maintain valuation allowances against deferred tax assets in the U.S. and other affected countries will cause variability in the Company’s effective tax rate. The Company will maintain full valuation allowances against deferred tax assets in the U.S. and applicable foreign countries, which include Germany and France, until sufficient positive evidence exists to reduce or eliminate them. At December 31, 2010, the Company has recorded net deferred tax assets, net of valuation allowances, of approximately $28 million in certain foreign jurisdictions, the realization of which is dependent on generating sufficient taxable income in future periods. While the Company believes it is more likely than not that these deferred tax assets will be realized, failure to achieve its taxable income targets which considers, among other sources, future reversals of existing taxable temporary differences, would likely result in an increase in the valuation allowance in the applicable period.
The components of deferred income tax assets and liabilities are as follows:

	Successor	Predecessor
	2010	2009
	(Dollars in Millions)
Deferred tax assets
Employee benefit plans	$139	$275
Capitalized expenditures for tax reporting	135	142
Net operating losses and carryforwards	1,097	1,813
All other	279	428

Subtotal	1,650	2,658
Valuation allowance	(1,463)	(2,238)

Total deferred tax assets	$187	$420

Deferred tax liabilities
Depreciation and amortization	$74	$127
All other	257	404

Total deferred tax liabilities	331	531

Net deferred tax liabilities	$144	$111

At December 31, 2010, the Company had available non-U.S. net operating loss carryforwards and tax credit carryforwards of $1.3 billion and $8 million, respectively, which have carryforward periods ranging from 5 years to indefinite. The Company had available U.S. federal net operating loss carryforwards of $1.4 billion at December 31, 2010, which will expire at various dates between 2026 and 2030. U.S. foreign tax credit carryforwards are $150 million at December 31, 2010. These credits will begin to expire in 2017. The Company had available tax-effected U.S. state operating loss carryforwards of $32 million at December 31, 2010, which will expire at various dates between 2018 and 2030.
As a result of the annual limitation imposed under IRC Sections 382 and 383 on the utilization of net operating losses, credit carryforwards and certain built-in losses (collectively referred to as “tax attributes”) following an ownership change, it was determined that approximately $965 million of U.S. tax attributes will expire unutilized. The U.S. tax attributes are presented net of these limitations and uncertain tax positions. In addition, subsequent changes in ownership for purposes of IRC Sections 382 and 383 could further diminish the Company’s use of remaining U.S. tax attributes. As of the end of 2010, valuation allowances totaling $1.5 billion have been recorded against the Company’s deferred tax assets where recovery of the deferred tax assets is unlikely. Of this amount, $1.1 billion relates to the Company’s deferred tax assets in the U.S. and $416 million relates to deferred tax assets in certain foreign jurisdictions, including Germany, a pass-through entity for U.S. tax purposes previously excluded from the non-U.S. amounts.
Unrecognized Tax Benefits
As of December 31, 2010 and 2009, the Company’s gross unrecognized tax benefits were $131 million and $190 million, respectively, of which the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate were approximately $74 million and $76 million, respectively. The gross unrecognized tax benefit differs from that which would impact the effective tax rate due to uncertain tax positions embedded in other deferred tax attributes carrying a full valuation allowance. Since the uncertainty is expected to be resolved while a full valuation allowance is maintained, these uncertain tax positions should not impact the effective tax rate in current or future periods. The decrease in gross unrecognized tax benefits is primarily attributable to uncertain tax positions embedded in tax attributes carrying a valuation allowance as a result of the annual limitation imposed under IRC Sections 382 and 383, as described above.
The Company recognizes interest and penalties with respect to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties were $22 million and $25 million as of December 31, 2010 and 2009, respectively. Estimated interest and penalties related to the underpayment of income taxes represented a net tax benefit of $3 million during the three-month Successor period ended December 31, 2010. Estimated interest and penalties represented a net benefit of $11 million for the twelve months ended December 31, 2009, as benefits associated with the completion of tax audits, expiration of various legal statutes of limitations and the completion of transfer pricing studies in Asia, more than offset expenses accruals.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Successor	Predecessor
	Three Months Ended	Nine Months Ended
	December 31	October 1	Year Ended December 31
	2010	2010	2009
		(Dollars in Millions)
Beginning balance	$126	$190	$238
Tax positions related to current period Additions	7	13	16

Tax positions related to prior periods Additions	3	2	3

Reductions	(1)	(58)	(55)
Settlements with tax authorities	(1)	—	(3)
Lapses in statute of limitations	(2)	(18)	(10)
Effect of exchange rate changes	(1)	(3)	1

Ending balance	$131	$126	$190

The Company and its subsidiaries have operations in every major geographic region of the world and are subject to income taxes in the U.S. and numerous foreign jurisdictions. Accordingly, the Company files tax returns and is subject to examination by taxing authorities throughout the world, including such significant jurisdictions as Korea, India, Portugal, Spain, Czech Republic, Hungary, Mexico, China, Brazil, Germany and the United States. With certain exceptions, the Company is no longer subject to U.S. federal tax examinations for years before 2007 or state and local, or non-U.S. income tax examinations for years before 2002.
It is reasonably possible that the amount of the Company’s unrecognized tax benefits may change within the next twelve months as a result of settlement of ongoing audits, for changes in judgment as new information becomes available related to positions both already taken and those expected to be taken in tax returns, primarily related to transfer pricing-related initiatives, or from the closure of tax statutes. Given the number of years, jurisdictions and positions subject to examination, the Company is unable to estimate the full range of possible adjustments to the balance of unrecognized tax benefits. However, the Company believes it is reasonably possible it will reduce the amount of its existing unrecognized tax benefits impacting the effective tax rate by $5 to $10 million due to the lapse of statute of limitations. Further, substantially all of the Company’s unrecognized tax benefits relate to uncertain tax positions that are not currently under review by taxing authorities and therefore, the Company is unable to specify the future periods in which it may be obligated to settle such amounts.
NOTE 18. Shareholders’ Equity
On October 1, 2010 and in connection with the Plan, the Company cancelled all outstanding shares of Predecessor common stock and any options, warrants or rights to purchase shares of such common stock or other equity securities outstanding prior to the Effective Date. Additionally, the Company issued shares of Successor common stock on the Effective Date and in accordance with the Plan, as follows:
•	Approximately 45,000,000 shares of Successor common stock to certain investors in a private offering exempt from registration under the Securities Act for proceeds of approximately $1.25 billion;

•	Approximately 2,500,000 shares of Successor common stock to holders of pre-petition notes, including 7% Senior Notes due 2014, 8.25% Senior Notes due 2010, and 12.25% Senior Notes due 2016; holders of the 12.25% senior notes also received warrants, which expire ten years from issuance, to purchase up to 2,355,000 shares of Successor common stock at an exercise price of $9.66 per share (“Ten Year Warrants”);

•	Approximately 1,000,000 shares of Successor common stock and warrants, which expire five years from issuance, to purchase up to 1,552,774 shares of Successor common stock at an exercise price of $58.80 per share (“Five Year Warrants”) for Predecessor common stock interests;

•	Approximately 1,200,000 shares of Successor restricted stock issued to management under a post-emergence share-based incentive compensation program. The Company holds approximately 500,000 shares of Successor common stock in treasury at December 31, 2010 for use in satisfying obligations under employee incentive compensation arrangements.
Warrants
The Ten Year Warrants may be net share settled and are recorded as permanent equity in the Company’s consolidated balance sheets with 1,587,596 warrants outstanding at December 31, 2010. The Ten Year Warrants were valued at $15.00 per share on October 1, 2010 using the Black-Scholes valuation model. Significant assumptions used in determining the fair value of such warrants at issuance included share price volatility and risk-free rate of return. The volatility assumption was based on the implied volatility and historical realized volatility for comparable companies. The risk-free rate assumption was based on U.S. Treasury bond yields.
The Five Year Warrants may be net share settled and are recorded as permanent equity in the Company’s consolidated balance sheets with 1,551,228 warrants outstanding at December 31, 2010. The Five Year Warrants were valued at $3.62 per share on October 1, 2010 using the Black-Scholes valuation model. Significant assumptions used in determining the fair value of such warrants at issuance included share price volatility and risk-free rate of return. The volatility assumption was based on the implied volatility and historical realized volatility for comparable companies. The risk-free rate assumption was based on U.S. Treasury bond yields.
If the Company pays or declares a dividend or makes a distribution on common stock payable in shares of its common stock, the number of shares of common stock or other shares of common stock for which a Warrant (the Five Year Warrants and Ten Year Warrants, collectively) is exercisable shall be adjusted so that the holder of each Warrant shall be entitled upon exercise to receive the number of shares of common stock that such warrant holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event. In addition, if the Company pays to holders of the Successor common stock an extraordinary dividend (as defined in each Warrant Agreement), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, dollar-for-dollar by the fair market value of any securities or other assets paid or distributed on each share of Successor common stock in respect of such extraordinary dividend.
Accumulated other comprehensive income

	Successor	Predecessor
	2010	2009
	(Dollars in Millions)
Foreign currency translation adjustments	$1	$89
Pension and other postretirement benefit adjustments, net of tax	51	53
Unrealized losses on derivatives	(2)	—

Total accumulated other comprehensive income	$50	$142

NOTE 19. Earnings Per Share
Basic net earnings (loss) per share of common stock is calculated by dividing reported net income (loss) attributable to Visteon by the average number of shares of common stock outstanding during the applicable period.

	Successor	Predecessor
	Three Months	Nine Months
	Ended	Ended	Year Ended
	December 31	October 1	December 31
	2010	2010	2009	2008
	(Dollars in Millions, Except Per Share Amounts)
Numerator:
Net income (loss) attributable to Visteon	$86	$940	$128	$(681)

Denominator:
Average common stock outstanding	50.2	130.3	130.4	129.4
Dilutive effect of warrants	1.5	—	—	—

Diluted shares	51.7	130.3	130.4	129.4

Basic and Diluted per Share Data:
Earnings (loss) per share attributable to Visteon:
Basic	$1.71	$7.21	$0.98	$(5.26)
Diluted	$1.66	$7.21	$0.98	$(5.26)
Successor
Unvested restricted stock is a participating security and is therefore included in the computation of basic earnings per share under the two-class method. Diluted earnings per share is computed using the treasury stock method, dividing net income by the average number of shares of common stock outstanding, including the dilutive effect of the Warrants, using the average share price during the period. There is no difference in diluted earnings per share between the two-class and treasury stock method.
Predecessor
The impact of restricted stock is not a consideration in loss years and has been excluded from the computation of basic earnings per share for the year ended December 31, 2008. Options to purchase 10 million shares of common stock at exercise prices ranging from $3.63 per share to $17.46 per share and warrants to purchase 25 million shares were outstanding for 2009 but were not included in the computation of diluted earnings per share as inclusion of such items would be anti-dilutive. The options were cancelled effective October 1, 2010. In addition, for 2008, potential common stock of approximately 12 million shares is excluded from the calculation of diluted loss per share because the effect of including them would have been anti-dilutive.
NOTE 20. Fair Value Measurements
Fair Value Hierarchy
Financial assets and liabilities are categorized, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs.
•	Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

•	Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•	Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables present the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

	Successor
	December 31, 2010
	(Dollars in Millions)
	Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
Asset Category	(Level 1)	(Level 2)	(Level 3)	Total
Retirement plan assets	$383	$488	$462	$1,333
Foreign currency instruments	—	1	—	1

Total	$383	$489	$462	$1,334

Liability Category
Interest rate swaps	$—	$1	$—	$—

Predecessor
December 31, 2010
(Dollars in Millions)
Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
Asset Category	(Level 1)	(Level 2)	(Level 3)	Total
Retirement plan assets	$376	$415	$437	$1,228
Interest Rate Swaps and Foreign Currency Instruments
These financial instruments are valued under an income approach using industry-standard models that consider various assumptions, including time value, volatility factors, current market and contractual prices for the underlying and non-performance risk. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
Other Financial Instruments
The carrying amounts of all other financial instruments approximate their fair values because of the relatively short-term maturity of these instruments.
Items Measured at Fair Value on a Non-recurring Basis
In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a non-recurring basis, which are not included in the table above. As these non-recurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy. For further information on assets and liabilities measured at fair value on a non-recurring basis refer to Note 5, “Fresh-Start Accounting.”
Retirement Plan Assets
Retirement plan assets categorized as Level 1 include the following:
•	Cash and cash equivalents, which consist of U.S. and foreign currencies held by designated trustees. Foreign currencies held are reported in terms of U.S. dollars based on currency exchange rates readily available in active markets.

•	Registered investment companies are mutual funds that are registered with the Securities and Exchange Commission. Mutual fund shares are traded actively on public exchanges. The share prices for mutual funds are published at the close of each business day. Mutual funds contain both equity and fixed income securities.

•	Common and preferred stock include equity securities issued by U.S. and non-U.S. corporations. Common and preferred securities are traded actively on exchanges and price quotes for these shares are readily available.

•	Other investments include several miscellaneous assets and liabilities and are primarily comprised of liabilities related to pending trades and collateral settlements.
Retirement plan assets categorized as Level 2 include the following:
•	Treasury and government securities consist of bills, notes, bonds, and other fixed income securities issued directly by a non-U.S. treasury or by government-sponsored enterprises. These assets are valued using observable inputs.

•	Common trust funds are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds (equity securities, fixed income securities and commodity-related securities) are publicly traded on exchanges and price quotes for the assets held by these funds are readily available.

•	Liability Driven Investing (“LDI”) is an investment strategy that utilizes swaps to hedge discount rate volatility. The swaps are collateralized on a daily basis resulting in counterparty exposure that is limited to one day’s activity. Swaps are a derivative product, utilizing a pricing model to calculate market value.

•	Corporate debt securities consist of fixed income securities issued by non-U.S. corporations. These assets are valued using a bid evaluation process with bid data provided by independent pricing sources.
Retirement plan assets categorized as Level 3 include the following:
•	Global tactical asset allocation funds (“GTAA”) are common trust funds comprised of shares or units in commingled funds that are not publicly traded. GTAA managers primarily invest in equity, fixed income and cash instruments, with the ability to change the allocation mix based on market conditions while remaining within their specific strategy guidelines. The underlying assets in these funds may be publicly traded (equities and fixed income) and price quotes may be readily available. Assets may also be invested in various derivative products whose prices cannot be readily determined.

•	Limited partnership hedge fund of funds (“HFF”) directly invest in a variety of hedge funds. The investment strategies of the underlying hedge funds are primarily focused on fixed income and equity based investments. There is currently minimal exposure to less liquid assets such as real estate or private equity in the portfolio. However, due to the private nature of the partnership investments, pricing inputs are not readily observable. Asset valuations are developed by the general partners that manage the partnerships.

•	Insurance contracts are reported at cash surrender value and have no observable inputs.
The fair values of the Company’s U.S. retirement plan assets are as follows:

	Successor
	December 31, 2010
	Quoted Prices in
	Active Markets	Significant	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Asset Category	(Level 1)	(Level 2)	(Level 3)	Total
		(Dollars in Millions)
Registered investment companies	$140	$—	$—	$140
Common trust funds	—	205	—	205
LDI	—	208	—	208
GTAA	—	—	150	150
Common and preferred stock	139	—	—	139
HFF	—	—	119	119
Cash and cash equivalents	26	—	—	26
Insurance contracts	—	—	9	9

Total	$305	$413	$278	$996

	Predecessor
	December 31, 2010
	Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
Asset Category	(Level 1)	(Level 2)	(Level 3)	Total
		(Dollars in Millions)
Registered investment companies	$196	$—	$—	$196
Common trust funds	—	195	—	195
LDI	—	151	—	151
GTAA	—	—	130	130
HFF	—	—	113	113
Common and preferred stock	108	—	—	108
Cash and cash equivalents	12	—	—	12
Insurance contracts	—	—	10	10
Other	(2)	—	—	(2)

Total	$314	$346	$253	$913

The fair value measurements which used significant unobservable inputs are as follows:

			Insurance
	GTAA	HFF	contracts
	(Dollars in Millions)
Predecessor — Beginning balance at December 31, 2008	$98	$97	$9
Actual return on plan assets:
Relating to assets still held at the reporting date	31	9	2
Relating to assets sold during the period	(1)	—	—
Purchases, sales and settlements	2	7	(1)

Predecessor — Ending balance at December 31, 2009	$130	$113	$10
Actual return on plan assets:
Relating to assets still held at the reporting date	11	3	1
Relating to assets sold during the period	—	—	—
Purchases, sales and settlements	—	—	(1)

Predecessor — Ending balance at October 1, 2010	$141	$116	$10
Actual return on plan assets:
Relating to assets still held at the reporting date	9	3	(1)
Relating to assets sold during the period	—	—	—

Successor — Ending balance at December 31, 2010	$150	$119	$9
The fair values of the Company’s Non-U.S. retirement plan assets are as follows:

	Successor
	December 31, 2010
	Quoted Prices in
	Active Markets	Significant	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Asset Category	(Level 1)	(Level 2)	(Level 3)	Total
		(Dollars in Millions)
Insurance contracts	$—	$—	$179	$179
Treasury and government securities	—	51	—	51
Registered investment companies	62	—	—	62
Cash and cash equivalents	13	—	—	13
Corporate debt securities	—	8	—	8
Common trust funds	—	6	—	6
Limited partnerships (HFF)	—	—	5	5
Common and preferred stock	3	—	—	3
Other	—	10	—	10

Total	$78	$75	$184	$337

	Predecessor
	December 31, 2010
	Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
Asset Category	(Level 1)	(Level 2)	(Level 3)	Total
	(Dollars in Millions)
Insurance contracts	$—	$—	$180	$180
Treasury and government securities	—	56	—	56
Registered investment companies	51	—	—	51
Cash and cash equivalents	9	—	—	9
Corporate debt securities	—	8	—	8
Common trust funds	—	5	—	5
Limited partnerships (HFF)	—	—	4	4
Common and preferred stock	2	—	—	2

Total	$62	$69	$184	$315

Fair value measurements which used significant unobservable inputs are as follows:

	Insurance
	contracts	HFF
	(Dollars in Millions)
Predecessor — Beginning balance at December 31, 2008	$173	$2
Actual return on plan assets:
Relating to assets held at the reporting date	12	—
Purchases, sales and settlements	(5)	2

Predecessor — Ending balance at December 31, 2009	$180	$4
Actual return on plan assets:
Relating to assets held at the reporting date	(1)	—
Purchases, sales and settlements	(1)	—

Predecessor — Ending balance at October 1, 2010	$178	$4
Actual return on plan assets:
Relating to assets held at the reporting date	(1)	—
Purchases, sales and settlements	2	1

Successor — Ending balance at December 31, 2010	$179	$5

NOTE 21. Financial Instruments
The Company is exposed to various market risks including, but not limited to, changes in foreign currency exchange rates and market interest rates. The Company manages these risks through the use of derivative financial instruments. The Company’s use of derivative financial instruments is limited to hedging activities and such instruments are not used for speculative or trading purposes. The maximum length of time over which the Company hedges the variability in the future cash flows for forecasted transactions excluding those forecasted transactions related to the payment of variable interest on existing debt is up to one year from the date of the forecasted transaction. The maximum length of time over which the Company hedges forecasted transactions related to the payment of variable interest on existing debt is the term of the underlying debt.
The use of derivative financial instruments creates exposure to credit loss in the event of nonperformance by the counterparty to the derivative financial instruments. The Company limits this exposure by entering into agreements directly with a variety of major financial institutions with high credit standards that are expected to fully satisfy their obligations under the contracts. Additionally, the Company’s ability to utilize derivatives to manage risks is dependent on credit and market conditions.
Accounting for Derivative Financial Instruments

Derivative financial instruments are recorded as assets or liabilities in the consolidated balance sheets at fair value. The fair values of derivatives used to hedge the Company’s risks fluctuate over time, generally in relation to the fair values or cash flows of the underlying hedged transactions or exposures. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship.
At inception, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction, including designation of the instrument as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Additionally, at inception and at least quarterly thereafter, the Company formally assesses whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure.
For a designated cash flow hedge, the effective portion of the change in the fair value of the derivative instrument is recorded in Accumulated other comprehensive income in the consolidated balance sheet. When the underlying hedged transaction is realized, the gain or loss included in Accumulated other comprehensive income is recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in operating results. For a designated fair value hedge, both the effective and ineffective portions of the change in the fair value of the derivative instrument are recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. For a designated net investment hedge, the effective portion of the change in the fair value of the derivative instrument is recorded as a cumulative translation adjustment in Accumulated other comprehensive income in the consolidated balance sheet. Cash flows associated with designated hedges are reported in the same category as the underlying hedged item. Derivatives not designated as a hedge are adjusted to fair value through operating results. Cash flows associated with non-designated derivatives are reported in Net cash provided from (used by) operating activities in the Company’s consolidated statements of cash flows.
Foreign Currency Exchange Rate Risk
The Company’s net cash inflows and outflows exposed to the risk of changes in foreign currency exchange rates arise from the sale of products in countries other than the manufacturing source, foreign currency denominated supplier payments, debt and other payables, subsidiary dividends and investments in subsidiaries. Where possible, the Company utilizes derivative financial instruments, including forward and option contracts, to protect the Company’s cash flow from changes in exchange rates. Foreign currency exposures are reviewed monthly and any natural offsets are considered prior to entering into a derivative financial instrument. The Company’s primary foreign currency exposures include the Euro, Korean Won, Czech Koruna, Hungarian Forint and Mexican Peso. Where possible, the Company utilizes a strategy of partial coverage for transactions in these currencies.
As of December 31, 2010 and 2009, the Company had forward contracts to hedge changes in foreign currency exchange rates with notional amounts of approximately $529 million and $289 million, respectively. Fair value estimates of these contracts are based on quoted market prices. A portion of these instruments have been designated as cash flow hedges with the effective portion of the gain or loss reported in the Accumulated other comprehensive income component of Shareholders’ equity (deficit) in the Company’s consolidated balance sheet. The ineffective portion of these instruments is recorded as cost of sales in the Company’s consolidated statement of operations.
Interest Rate Risk
The Company is subject to interest rate risk principally in relation to variable-rate debt. The Company uses derivative financial instruments to manage exposure to fluctuations in interest rates in connection with its risk management policies. During the fourth quarter of 2010, the Company entered into interest rate swaps with a notional amount of $250 million that effectively convert designated cash flows associated with underlying interest payments on the Term Loan from a variable interest rate to a fixed interest rate. The instruments have been designated as cash flow hedges with the effective portion of the gain or loss reported in the Accumulated other comprehensive income component of Shareholders’ equity (deficit) in the Company’s consolidated balance sheet. The ineffective portion of these swaps is assessed based on the hypothetical derivative method and is recorded as interest expense in the Company’s consolidated statement of operations.
During 2009, the Company terminated interest rate swaps with a notional amount of $100 million related to a portion of the $1 billion seven-year term loan due 2013. These interest rate swaps had been designated as cash flow hedges and were settled for a loss of $10 million, which was recorded as an adjustment to Accumulated other comprehensive income. As of the Petition Date, the underlying interest payments were no longer probable of occurring therefore, this loss was recorded as interest expense. Additionally, interest rate swaps with a notional amount of $100 million related to a portion of the $1 billion seven-year term loan due 2013 were terminated by the counterparty. These interest rate swaps had been designated as cash flow hedges and as the underlying interest payments were not probable of occurring, a loss of approximately $3 million was recorded as interest expense.
During 2009, the Company entered into an agreement to terminate interest rate swaps with a notional amount of $225 million related to a portion of the 7.00% notes due March 10, 2014. These interest rate swaps had been designated as fair value hedges and during the three months ended June 30, 2009 were settled for a gain of $18 million, which was recorded as a valuation adjustment of the underlying debt. Additionally, interest rate swaps with a notional amount of $125 million related to a portion of the 8.25% notes due August 1, 2010 were terminated by the counterparty. These interest rate swaps had been designated as fair value hedges, resulting in a loss of approximately $3 million, which was recorded as a valuation adjustment of the underlying debt.
Financial Statement Presentation
The Company presents its derivative positions and any related material collateral under master netting agreements on a net basis. Derivative financial instruments designated as hedging instruments are included in the Company’s consolidated balance sheets at December 31, 2010 and 2009 as follows (dollars in millions):

	Assets			Liabilities
		Successor	Predecessor		Successor	Predecessor
Risk Hedged	Classification	2010	2009	Classification	2010	2009
Foreign currency	Other current assets	$2	$2	Other current assets	$1	$2
Foreign currency	Other current liabilities	3	—	Other current liabilities	3	—
Interest rates	Other non-current assets	—	—	Other non-current liabilities	1	—

		$5	$2		$5	$2

The impact of derivative financial instruments on the Company’s financial statements, as recorded in Cost of sales and Interest expense for the three-month Successor period ended December 31, 2010, the nine—month Predecessor period ended October 1, 2010 and for the year ended December 31, 2009 is as follows:

	Amount of Gain (Loss)
	Reclassified from
	Recorded in AOCI			AOCI into Income			Recorded in Income
	Successor	Predecessor		Successor	Predecessor		Successor	Predecessor
	2010	2010	2009	2010	2010	2009	2010	2010	2009
Foreign currency risk — Cost of sales
Cash flow hedges	$(1)	$—	$(3)	$1	$6	$2	$—	$—	$—
Non-designated cash flow hedges	—	—	—	—	—	—	3	(1)	2

	$(1)	$—	$(3)	$1	$6	$2	$3	$(1)	$2

Interest rate risk — Interest expense
Fair value hedges	$—	$—	$—	$—	$—	$—	$—	$—	$2
Cash flow hedges	(1)	—	7	—	—	(15)	—	—	—

	$(1)	$—	$7	$—	$—	$(15)	$—	$—	$2

Concentrations of Credit Risk
Financial instruments, including cash equivalents, marketable securities, derivative contracts and accounts receivable, expose the Company to counterparty credit risk for non-performance. The Company’s counterparties for cash equivalents, marketable securities and derivative contracts are banks and financial institutions that meet the Company’s requirement of high credit standing. The Company’s counterparties for derivative contracts are substantial investment and commercial banks with significant experience using such derivatives. The Company manages its credit risk through policies requiring minimum credit standing and limiting credit exposure to any one counterparty and through monitoring counterparty credit risks. The Company’s concentration of credit risk related to derivative contracts at December 31, 2010 was not significant.

With the exception of the customers below, the Company’s credit risk with any individual customer does not exceed ten percent of total accounts receivable at December 31, 2010 and 2009, respectively.

	Successor	Predecessor
	2010	2009
Ford and affiliates	22%	22%
Hyundai Motor Company	17%	17%
Hyundai Mobis Company	14%	14%
PSA Peugeot Citroën	6%	10%
Management periodically performs credit evaluations of its customers and generally does not require collateral.
NOTE 22. Commitments and Contingencies
Purchase Obligations
In December 2010, the Company entered into a stipulation agreement obligating the Company to purchase certain professional services totaling $14 million on or before February 29, 2012. This agreement is contingent on Court approval and was subsequently re-negotiated whereby the obligation was reduced to $13 million.
In January 2003, the Company commenced a 10-year outsourcing agreement with International Business Machines (“IBM”) pursuant to which the Company outsources most of its information technology needs on a global basis, including mainframe support services, data centers, customer support centers, application development and maintenance, data network management, desktop support, disaster recovery and web hosting (“IBM Outsourcing Agreement”). During 2006, the IBM Outsourcing Agreement was modified to change the service delivery model and related service charges. Expenses incurred under the IBM Outsourcing Agreement were approximately $4 million during the three—month Successor period ended December 31, 2010, $18 million during the nine—month Predecessor period ended October 1, 2010, $80 million during 2009 and $100 million during 2008.
Effective February 18, 2010, the date of the Court order, the Debtors entered into a settlement agreement with IBM (the “Settlement Agreement”), assumed the IBM Outsourcing Agreement, as amended and restated pursuant to the Settlement Agreement and agreed to the payment of cure amounts totaling approximately $11 million in connection therewith. The service charges under the IBM Outsourcing Agreement as amended and restated pursuant to the Settlement Agreement are expected to aggregate approximately $37 million during the remaining term of the agreement, subject to changes based on the Company’s actual consumption of services to meet its then current business needs. The outsourcing agreement may also be terminated for the Company’s business convenience under the agreement for a scheduled termination fee.
Operating Leases
At December 31, 2010, the Company had the following minimum rental commitments under non-cancelable operating leases: 2011 — $29 million; 2012 — $23 million; 2013 — $17 million; 2014 — $12 million; 2015 — $6 million; thereafter — $12 million. Rent expense was $11 million for the three-month Successor period ended December 31, 2010, $33 million for the nine-month Predecessor period ended October 1, 2010, $64 million for 2009 and $81 million for 2008.
Guarantees
The Company has guaranteed approximately $30 million for lease payments related to its subsidiaries. In connection with the January 2009 PBGC Agreement, the Company agreed to provide a guarantee by certain affiliates of certain contingent pension obligations of up to $30 million.
Litigation and Claims
On May 28, 2009, the Debtors filed voluntary petitions in the Court seeking reorganization relief under the provisions of chapter 11 of the Bankruptcy Code. The Debtors’ chapter 11 cases have been assigned to the Honorable Christopher S. Sontchi and are being jointly administered as Case No. 09-11786. The Debtors continued to operate their business as debtors-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Court until their emergence on October 1, 2010.

Refer to Note 4, “Voluntary Reorganization under Chapter 11 of the United States Bankruptcy Code,” for details on the chapter 11 cases.
On August 31, 2010, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”). On September 10, 2010, Mark Taub and Andrew Shirley, holders of pre-confirmation shares of common stock of Visteon (the “Appellants”), filed a notice of appeal of the Confirmation Order with the United States District Court for the District of Delaware (the “District Court”), seeking to overturn the Confirmation Order and/or other equitable relief. On November 14, 2010, the Bankruptcy Court approved Visteon’s settlement with the Appellants, pursuant to which the Appellants agreed, among other things, to withdraw their appeal with prejudice in exchange for payment of $2.25 million from Visteon. On December 22, 2010, the Appellants and Visteon filed a stipulation with the District Court dismissing the Appellants’ appeal with prejudice.
In December of 2009, the Court granted the Debtors’ motion in part authorizing them to terminate or amend certain other postretirement employee benefits, including health care and life insurance. On December 29, 2009, the IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC, filed a notice of appeal of the Court’s order with the District Court. On March 30, 2010, the District Court affirmed the Court’s order in all respects. On April 1, 2010, the IUE filed a notice of appeal, and subsequently a motion for expedited treatment of the appeal and for a stay pending appeal, with the Circuit Court. On April 13, 2010, the Circuit Court granted the motion to expedite and denied the motion for stay pending appeal. On July 13, 2010, the Circuit Court reversed the order of the District Court and the Court and directed the District Court to, among other things, direct the Court to order the Company to take whatever action is necessary to immediately restore all terminated or modified benefits to their pre-termination/modification levels. On July 27, 2010, the Company filed a Petition for Rehearing or Rehearing En Banc requesting that the Circuit Court grant a rehearing to review the panel’s decision, which was denied. On August 17, 2010 and August 20, 2010, on remand, the Court ruled that the Company should restore certain other postretirement employee benefits to the appellant-retirees as well as salaried retirees and certain retirees of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”). On September 1, 2010, the Company filed a Notice of Appeal of these rulings in respect of the decision to include non-appealing retirees, and on September 15, 2010 the UAW filed a Notice of Cross-Appeal. The Company subsequently reached an agreement with the original appellants in late-September, which resulted in the Company not restoring other postretirement employee benefits of such retirees. The UAW has filed a complaint with the United States District Court for the Eastern District of Michigan seeking, among other things, a declaratory judgment to prohibit the Company from terminating certain other postretirement employee benefits for UAW retirees after the Effective Date.
On March 31, 2009, Visteon UK Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of the Company, filed for administration under the United Kingdom Insolvency Act of 1986 with the High Court of Justice, Chancery division in London, England. The UK Administration does not include the Company or any of the Company’s other subsidiaries. The UK Administration is discussed in Note 1, “Description of the Business.”
In June of 2009, the UK Pensions Regulator advised the Administrators of the UK Debtor that it was investigating whether there were grounds for regulatory intervention under various provisions of the UK Pensions Act 2004 in relation to an alleged funding deficiency in respect of the UK Debtor pension plan. That investigation is ongoing and the Debtors have been cooperating with the UK Pensions Regulator. In October of 2009, the trustee of the UK Debtor pension plan filed proofs of claim against each of the Debtors asserting contingent and unliquidated claims pursuant to the UK Pensions Act 2004 and the UK Pensions Act 1995 for liabilities related to a funding deficiency of the UK Debtor pension plan of approximately $555 million as of March 31, 2009. The trustee of the Visteon Engineering Services Limited (“VES”) pension plan also submitted proofs of claim against each of the Debtors asserting contingent and unliquidated claims pursuant to the UK Pensions Act 2004 and the UK Pensions Act 1995 for liabilities related to an alleged funding deficiency of the VES pension plan of approximately $118 million as of March 31, 2009. On May 11, 2010, the UK Debtor Pension Trustees Limited, the creditors’ committee, and the Debtors entered in a stipulation whereby the UK Debtor Pension Trustees Limited agreed to withdraw all claims asserted against the Debtors with prejudice, which the Court approved on May 12, 2010. The trustee of the VES pension plan also agreed to withdraw all claims against each of the Debtors. The Company disputes that any basis exists for the UK Pensions Regulator to seek contribution or financial support from any of the affiliated entities outside the UK with respect to their claims, however, no assurance can be given that a successful claim for contribution or financial support would not have a material adverse effect on the business, result of operations or financial condition of the Company and/or its affiliates.
Several current and former employees of Visteon Deutschland GmbH (“Visteon Germany”) filed civil actions against Visteon Germany in various German courts beginning in August 2007 seeking damages for the alleged violation of German pension laws that prohibit the use of pension benefit formulas that differ for salaried and hourly employees without adequate justification. Several of these actions have been joined as pilot cases. In a written decision issued in April 2010, the Federal Labor Court issued a declaratory judgment in favor of the plaintiffs in the pilot cases. To date, more than 400 current and former employees have filed similar actions, and an additional 900 current and former employees are similarly situated. The Company has reserved approximately $20 million relating to these claims based on the Company’s best estimate as to the number and value of the claims that will be made in connection with the pension plan. However, the Company’s estimate is subject to many uncertainties which could result in Visteon Germany incurring amounts in excess of the reserved amount of up to approximately $10 million.
Product Warranty and Recall
Amounts accrued for product warranty and recall claims are based on management’s best estimates of the amounts that will ultimately be required to settle such items. The Company’s estimates for product warranty and recall obligations are developed with support from its sales, engineering, quality and legal functions and include due consideration of contractual arrangements, past experience, current claims and related information, production changes, industry and regulatory developments and various other considerations. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend or settle such claims beyond the amounts accrued or beyond what the Company may recover from its suppliers. The following table provides a reconciliation of changes in the product warranty and recall claims liability for the selected periods:

	Successor	Predecessor
	Three Months	Nine Months	Year Ended
	Ended	Ended
	December 31	October 1	December 31
	2010	2010	2009
		(Dollars in Millions)
Beginning balance	$76	$79	$100
Accruals for products shipped	7	19	28
Changes in estimates	(2)	(4)	(10)
Settlements	(6)	(18)	(39)

Ending balance	$75	$76	$79

Environmental Matters
The Company is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations and ordinances. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste. The Company is aware of contamination at some of its properties. These sites are in various stages of investigation and cleanup. The Company currently is, has been, and in the future may become the subject of formal or informal enforcement actions or procedures.
Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated. The liabilities are recorded in Other current liabilities and Other non-current liabilities in the consolidated balance sheets. At December 31, 2010, the Company had recorded a reserve of approximately $1 million for environmental matters. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
Other Contingent Matters
Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures. The Company enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impracticable to estimate.
Contingencies are subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the Company for matters discussed in the immediately foregoing paragraph where losses are deemed probable and reasonably estimable. It is possible, however, that some of the matters discussed in the foregoing paragraph could be decided unfavorably to the Company and could require the Company to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at December 31, 2010 and that are in excess of established reserves. The Company does not reasonably expect, except as otherwise described herein, based on its analysis, that any adverse outcome from such matters would have a material effect on the Company’s financial condition, results of operations or cash flows, although such an outcome is possible.
Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stayed most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Substantially all pre-petition liabilities and claims relating to rejected executory contracts and unexpired leases have been settled under the Debtor’s plan of reorganization, however, the ultimate amounts to be paid in settlement of each those claims will continue to be subject to the uncertain outcome of litigation, negotiations and Court decisions for a period of time after the Effective Date.
NOTE 23. Segment Information
Segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision-maker, or a decision-making group, in deciding the allocation of resources and in assessing performance. The Company’s chief operating decision making group, comprised of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), evaluates the performance of the Company’s segments primarily based on net sales, before elimination of inter-company shipments, gross margin and operating assets. Gross margin is defined as total sales less costs to manufacture and product development and engineering expenses. Operating assets include inventories and property and equipment utilized in the manufacture of the segments’ products.
In April 2011, the Company announced a new operating structure for use by the CODM Group in managing the business based on specific global product lines rather than reporting at a broader global product group level as was historically utilized by the CODM Group. Under the historical global product group reporting, the results of each of the Company’s facilities were grouped for reporting purposes into segments based on the predominant product line offering of the respective facility, as separate product line results within each facility were not historically available. During the second quarter of 2011 the Company completed the process of realigning systems and reporting structures to facilitate financial reporting under the revised organizational structure such that the results for each product line within each facility can be separately identified. The information reviewed by the CODM Group has been updated to reflect the new structure. The financial results included below have been recast for all periods to reflect the updated structure.
The Company’s new operating structure is organized by global product lines, including: Climate, Electronics, Interiors and Lighting. These global product lines have financial and operating responsibility over the design, development and manufacture of the Company’s product portfolio. Global customer groups are responsible for the business development of the Company’s product portfolio and overall customer relationships. Certain functions such as procurement, information technology and other administrative activities are managed on a global basis with regional deployment.
The Company’s reportable segments are as follows:
•	Climate — The Company’s Climate product line includes climate air handling modules, powertrain cooling modules, heat exchangers, compressors, fluid transport and engine induction systems. Climate accounted for approximately 49%, 48%, 43%, and 38% of the Company’s total product sales, excluding intra-product line eliminations, for the three-month Successor period ended December 31, 2010, the nine—month Predecessor period ended October 1, 2010 and the years ended December 31, 2009 and 2008, respectively.

•	Electronics — The Company’s Electronics product line includes audio systems, infotainment systems, driver information systems, powertrain and feature control modules, climate controls, and electronic control modules. Electronics accounted for approximately 17%, 17%, 18%, and 20% of the Company’s total product sales, excluding intra-product line eliminations, for the three-month Successor period ended December 31, 2010, the nine—month Predecessor period ended October 1, 2010 and the years ended December 31, 2009 and 2008, respectively.
•	Interiors — The Company’s Interiors product line includes instrument panels, cockpit modules, door trim and floor consoles. Interiors accounted for approximately 28%, 29%, 33%, and 33% of the Company’s total product sales, excluding intra-product line eliminations, for the three-month Successor period ended December 31, 2010, the nine-month Predecessor period ended October 1, 2010 and the years ended December 31, 2009 and 2008, respectively.

•	Lighting — The Company’s Lighting product line includes headlamps, rear combination lamps, center high-mounted stop lamps, fog lamps and electronic control modules. Lighting accounted for approximately 6% of the Company’s total product sales, excluding intra-product line eliminations, in the three-month Successor period ended December 31, 2010, the nine-month Predecessor period ended October 1, 2010 and the years ended December 31, 2009 and 2008.

•	Services — The Company’s Services operations provide various transition services in support of divestiture transactions, principally related to the ACH Transactions. The Company supplied leased personnel and transition services as required by certain agreements entered into by the Company with ACH as a part of the ACH Transactions and as amended in 2008. As of August 31, 2010, the Company ceased providing substantially all transition and other services or leasing employees to ACH. Services to ACH were provided at a rate approximately equal to the Company’s cost.
The accounting policies for the reportable segments are the same as those described in the Note 3 “Significant Accounting Policies” to the Company’s consolidated financial statements. Key financial measures reviewed by the Company’s chief operating decision makers are as follows (dollars in millions):

	Net Sales				Gross Margin
	Successor	Predecessor			Successor	Predecessor
	Three				Three
	Months	Nine Months			Months	Nine Months
	Ended	Ended	Year Ended		Ended	Ended	Year Ended
	December 31	October 1	December 31		December 31	October 1	December 31
	2010	2010	2009	2008	2010	2010	2009	2008
Climate	$954	$2,660	$2,835	$3,582	$115	$326	$370	$295
Electronics	326	935	1,208	1,871	90	137	124	154
Interiors	554	1,641	2,137	3,064	37	90	114	22
Lighting	111	345	361	577	2	10	(15)	(38)
Other	—	—	—	271	—	—	—	23
Eliminations	(59)	(144)	(121)	(288)	—	—	—	—

Total Products	1,886	5,437	6,420	9,077	244	563	593	456
Services	1	142	265	467	—	2	4	3

Total consolidated	$1,887	$5,579	$6,685	$9,544	$244	$565	$597	$459

The above amounts include product sales of $430 million during the three—month Successor period ended December 31, 2010, $1.4 billion during the nine-month Predecessor period ended October 1, 2010 and $1.8 billion during 2009 to Ford Motor Company and $591 million during the three—month Successor period ended December 31, 2010, $1.5 billion during the nine—month Predecessor period ended October 1, 2010 and $1.7 billion during 2009 to Hyundai Kia Automotive Group.

Segment Operating Assets

	Inventories, net		Property and Equipment, net
	Successor	Predecessor	Successor	Predecessor
	2010	2009	2010	2009
		(Dollars in Millions)
Climate	$214	$167	$974	$899
Electronics	73	60	159	189
Interiors	50	58	212	299
Lighting	25	28	109	203
Other	2	6	—	—

Total Products	364	319	1,454	1,590
Corporate	—	—	128	346

Total consolidated	$364	$319	$1,582	$1,936

Segment Expenditures

	Depreciation and Amortization				Capital Expenditures
	Successor	Predecessor			Successor	Predecessor
	Three	Nine			Three	Nine
	Months	Months			Months	Months
	Ended	Ended	Year Ended		Ended	Ended	Year Ended
	December 31	October 1	December 31		December 31	October 1	December 31
	2010	2010	2009	2008	2010	2010	2009	2008
				(Dollars in Millions)
Climate	$46	$102	$137	$151	$56	$60	$74	$140
Electronics	8	20	44	76	11	12	19	24
Interiors	8	27	49	70	14	20	34	68
Lighting	4	22	45	32	7	17	16	32
Other	—	—	—	7	—	—	—	1

Total Products	66	171	275	336	88	109	143	265
Corporate	7	36	77	80	4	8	8	29

Total consolidated	$73	$207	$352	$416	$92	$117	$151	$294

Certain adjustments are necessary to reconcile segment financial information to the Company’s consolidated amounts. Corporate reconciling items are related to the Company’s technical centers, corporate headquarters and other administrative and support functions.
Segment information for the year ended December 31, 2008 has been recast to reflect the remaining Other product group operations in the Company’s Climate, Electronics and Interiors product groups. These operations have been reclassified consistent with the Company’s current management reporting structure. All other facilities associated with the Company’s Other product group have been either divested or closed.

Financial Information by Geographic Region

	Net Sales
	Successor	Predecessor
		Nine
	Three Months	Months
	Ended	Ended	Year Ended		Property and Equipment, net
	December 31	October 1	December 31		Successor	Predecessor
	2010	2010	2009	2008	2010	2009
			(Dollars in Millions)
Geographic region:
United States	$271	$1,155	$1,710	$2,667	$240	$549
Mexico	13	36	27	75	27	53
Canada	21	61	46	66	31	19
Intra-region eliminations	(10)	(40)	(29)	(71)	—	—

North America	295	1,212	1,754	2,737	298	621
Germany	40	129	158	274	26	40
France	177	512	609	799	101	148
United Kingdom	—	—	34	401	4	7
Portugal	91	304	441	606	80	107
Spain	115	311	287	657	45	68
Czech Republic	131	387	449	632	121	222
Hungary	82	258	315	469	65	71
Other Europe	125	292	293	250	63	76
Intra-region eliminations	(29)	(81)	(93)	(159)	—	—

Europe	732	2,112	2,493	3,929	505	739
Korea	583	1,520	1,589	2,077	476	324
China	125	325	380	282	96	80
India	85	225	213	238	96	60
Japan	62	152	138	224	14	16
Other Asia	71	177	142	223	33	32
Intra-region eliminations	(66)	(166)	(158)	(162)	—	—

Asia	860	2,233	2,304	2,882	715	512
South America	123	386	427	474	64	64
Inter-region eliminations	(123)	(364)	(293)	(478)	—	—

	$1,887	$5,579	$6,685	$9,544	$1,582	$1,936